Exhibit 10.1

Execution Version

LEASE AGREEMENT

among

THE ARCHDIOCESE OF PHILADELPHIA

and

STONEMOR OPERATING LLC,

STONEMOR PENNSYLVANIA LLC

and

STONEMOR PENNSYLVANIA SUBSIDIARY LLC

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LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	List of Cemeteries
Exhibit B	Legal Descriptions of Cemeteries
Exhibit C	Form of Orphans’ Court Petition and Decree
Exhibit D	Form of Memorandum of Lease
Exhibit E	Agreement of Purchase and Sale for the Waverly Road Tract
Exhibit F	Certificate of Formation and Operating Agreement of Philadelphia Catholic Cemeteries, LLC
Exhibit G	Form of Mortgage and Form of Assumption Agreement
Exhibit H	Security Agreement (Archdiocese)

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TABLE OF CONTENTS

Page
Exhibit I	Management Agreement
Exhibit J	Contribution, Bill of Sale, Assignment and Assumption Agreement
Exhibit K	Form of Special Warranty Deed
Exhibit L	Assignment and Assumption Agreement
Exhibit M	Security Agreement (Holdco)
Exhibit N	Escrow Agreement

Schedules
Schedule 1.4.1(a)(i)	Permitted Exceptions
Schedule 1.4.1(h)	Required Licenses, Permits and Approvals
Schedule 3.2.1	Standards of Care for the Catholic Cemeteries of the Archdiocese of Philadelphia
Schedule 3.2.12	Assumed Contracts
Schedule 3.2.13A	Form of Endowment Care Trust Fund Agreement
Schedule 3.2.13B	Form of Merchandise Trust Fund Agreement
Schedule 3.2.17	Current Employees
Schedule 3.3.4	Pre-/At-Need Contracts
Schedule 3.5	Environmental Conditions
Schedule 3.6.7	Act 319 Parcels
Schedule 5.3	Documents Provided by the Parties
Schedule 5.4	Title; Legal Compliance; Pending and Future Assessments
Schedule 5.6	Use; Restrictions; Lawsuits; Notice of Condemnation
Schedule 6.1	Tenant’s Insurance Requirements
Schedule 6.2	Landlord’s Insurance Coverage

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LEASE AGREEMENT

This Lease Agreement (this “Lease”) is entered into as of the 26th day of September, 2013 (“Effective Date”), by and among the Archdiocese of Philadelphia, an archdiocese organized and existing under and governed by Canon Law of the Roman Catholic Church and recognized by the Commonwealth of Pennsylvania as a nonprofit religious organization (the “Landlord” or the “Archdiocese”) and StoneMor Operating LLC, a Delaware limited liability company (“Operating”), StoneMor Pennsylvania LLC, a Pennsylvania limited liability company (“StoneMor Pennsylvania”), and StoneMor Pennsylvania Subsidiary LLC, a Pennsylvania limited liability company (“Subsidiary,” and together with Operating and StoneMor Pennsylvania, the “Tenant”). StoneMor Partners L.P., a Delaware limited partnership (“StoneMor”), hereby joins in this Lease for the purpose of guarantying all of Tenant’s rental payment and other obligations under this Lease (including any monetary damages awarded hereunder), as such guaranty obligations are set forth in Section 14.22 hereof. Each of the foregoing shall be considered a “party” to this Lease.

WITNESSETH

WHEREAS, Landlord owns and operates the cemeteries listed on Exhibit A annexed hereto;

WHEREAS, Landlord wishes to lease the cemeteries listed on Exhibit A annexed hereto to a professional owner and operator of cemeteries in order to provide long term security for the continued unabated operation of the cemeteries in a spiritual and quality manner, to provide the necessary resources for anticipated maintenance and capital improvements consistent with the same, and to improve the overall financial foundation of Landlord necessary to advance the overall mission of the Landlord in the foreseeable future;

WHEREAS, Landlord desires to pursue projects which provide for the maintenance, upkeep, improvement and continued mission of the cemeteries in a manner consistent with the standards, customs and practices of the Roman Catholic Church;

WHEREAS, Tenant has the resources and expertise necessary to lease, operate, maintain and improve the cemeteries in accordance with the terms and subject to the conditions of this Lease and Tenant is willing to advance the goal of Landlord in employing Landlord’s existing cemetery employees to do so on the terms set forth in this Lease; and

WHEREAS, Landlord has decided to lease the cemeteries listed on Exhibit A annexed hereto to Tenant so that Tenant may lease, operate, maintain and improve those cemeteries in accordance with the terms and subject to the conditions of this Lease.

WHEREAS, simultaneously with the execution of this Lease, the parties hereto are entering into a Management Agreement, a copy of which is attached hereto as Exhibit I (the “Management Agreement”);

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, Landlord and Tenant, intending to be legally bound hereby, agree as follows:

ARTICLE I

CEMETERIES; LICENSE; TERM AND CONDITIONS

1.1 Cemeteries. Landlord hereby demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, subject to, and with the benefit of, the terms, covenants, conditions and provisions of this Lease, the cemetery sites listed on Exhibit A annexed hereto, as the same are more particularly described on Exhibit B annexed hereto (individually and collectively, the “Land”), together with:

(a) any and all buildings, improvements and structures now or hereafter erected on the Land (individually and collectively, the “Improvements”), including, without limitation, all existing office buildings, storage facilities, mausoleums and associated structures (individually and collectively, the “Existing Improvements”); and

(b) any and all appurtenances, rights, privileges and easements befitting, belonging or pertaining thereto (individually and collectively, the “Appurtenances”).

The Land, the Improvements and the Appurtenances are hereinafter collectively referred to as (i) the “Cemeteries” when referring to all cemetery sites covered by this Lease, and (ii) a “Cemetery” when referring to an individual cemetery site covered by this Lease. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, (i) neither the fact that the term “Improvements” includes both Existing Improvements and Improvements that are completed in the future, (ii) nor the fact that the term “Improvements” is included as part of the definition of “Cemeteries” and “Cemetery,” shall change the ownership characterization of such property as being either the property of the Landlord or the Tenant’s Personal Property, as defined in Section 14.18.

1.2 License. In connection with Tenant’s rights under this Lease, Landlord hereby gives, grants and conveys to Tenant, its successors and/or permitted assigns, a sole and exclusive license, subject to the right of reversion set forth below, for cemetery purposes, including but not limited to rights of ingress, egress, maintenance and construction of improvements in the operation of the Cemeteries and the exclusive right of Tenant to sell burial rights of each and every type and form, including without limitation, burial rights, entombment rights and/or columbarium rights in burial plots, grave spaces, burial gardens, crypts, niches, mausoleums, columbariums and/or other burial areas within the Cemeteries (collectively, “Burial Rights”) and all related goods, merchandise and services, subject to the terms of this Lease. With respect to Tenant’s sale of Burial Rights authorized herein, Tenant’s sales agreements with purchasers of Burial Rights (“Burial Rights Sales Agreement”), and deeds or other evidences of ownership of Burial Rights issued by Tenant to purchasers upon payment in full, may expressly recite that Landlord, as the record title owner of the Cemeteries, has authorized the sale of the Burial Rights by Tenant and agreed that the sale is binding on Landlord in perpetuity and conveys all necessary rights pertaining thereto to the same extent as if Landlord had made the sale. The Burial Rights sold by Tenant shall be binding in perpetuity on Landlord (notwithstanding the expiration or termination of this Lease) as the owner of the Cemeteries to the same extent as if sold by Landlord, without the necessity of Landlord joining in any such sale, and all necessary rights pertaining thereto, in the Cemeteries (the “License”). The term of the License shall commence on the Commencement Date (as defined in Section 1.4) and shall expire upon the Termination Date (as defined in Section 9.3.1) of this Lease, at which time the License shall be terminated and the rights hereunder shall revert to Landlord. The reversion and termination of the License shall be effective as of Termination Date. Any reversion or termination of this Lease and the License is expressly subject to any and all Burial Rights, and all related rights pertaining thereto, then conveyed and existing, or theretofore negotiated, contracted or otherwise agreed to between Tenant and its purchasers, in writing as of the Termination Date, which Burial Rights remain in perpetuity as if granted by Landlord, and which Burial Rights will be covenants running with the land, and will be binding upon and inure to the benefit of Landlord, its successors and/or assigns, in perpetuity. Landlord agrees that, if requested by Tenant for tax purposes, Tenant and Landlord shall amend this Lease to provide that the License herein granted be converted to an easement; provided that Tenant shall bear all costs, transfer taxes and fees (excluding Landlord’s legal fees and costs) that arise as a result of such conversion.

1.3 Term. TO HAVE AND TO HOLD for a term (the “Term”) commencing on the Commencement Date (as defined hereinafter), and subject to the provisions of Section 9.3.2 hereof, expiring on the last day of the month in which the sixtieth (60th) anniversary of the Commencement Date occurs (the “Expiration Date”).

1.4 Conditions Precedent to Commencement. The Term of this Lease shall commence (the “Commencement Date”) on the fifth (5th) business day after the satisfaction or waiver, in the sole and absolute discretion of the applicable waiving party, of the Tenant’s Pre-Commencement Conditions and the Landlord’s Pre-Commencement Conditions (as such terms are hereinafter defined), or on such other date as the parties may agree, unless this Lease is terminated by Landlord or Tenant in accordance with the terms and condition of this Section 1.4. Landlord and Tenant agree to memorialize the Commencement Date and the dates of the Lease Years in writing within five (5) business days of the Commencement Date.

1.4.1 Tenant’s Conditions Precedent to Commencement. Tenant shall have the right to terminate this Lease after December 31, 2013 (the “Pre-Commencement Expiration Date”) by providing (prior to the Commencement Date) written notice thereof to Landlord if any of the following conditions (collectively, the “Tenant’s Pre-Commencement Conditions”) are not satisfied, in Tenant’s sole and absolute discretion, as of the date of such notice (other than due to the failure of the Tenant to perform in all material respects its obligations hereunder):

(a) Tenant shall have completed its real estate due diligence to the satisfaction of Tenant, including:

(i) Receipt of the binding undertaking of a title insurance company selected by Tenant (the “Title Company”) to issue (a) ALTA Extended Owner’s Policies of Title Insurance or its equivalent insuring Tenant’s leasehold interest in each of the Cemeteries and (b) ALTA Extended Lender’s Policies of Title Insurance or its equivalent insuring Tenant’s interest in the Mortgages (as hereinafter defined) (collectively, the “Policies”). The Policies shall contain no exceptions (including any so-called “standard exceptions”) other than those acceptable to Tenant (which exceptions shall be set forth in Schedule 1.4.1(a)(i)) (the “Permitted Exceptions”), be issued in amounts acceptable to Tenant, and include affirmative endorsements as may be reasonably required by Tenant, including, but not limited to, survey, access and contiguity. The cost of the premium and other payments charged by the Title Company for the coverage to be provided hereunder will be borne solely by Tenant.

(ii) Receipt of surveys of the Cemeteries (the “Surveys”) from a surveying company selected by Tenant, and at Tenant’s sole expense.

(iii) Receipt of zoning reports of the Cemeteries (the “Zoning Reports”) from a zoning professional selected by Tenant, and at Tenant’s sole expense;

provided, however, that the conditions precedent under Section 1.4.1(a)(ii) and Section 1.4.1(a)(iii) shall expire unless Tenant shall have provided written notice to Landlord of any issue arising thereunder on or before October 28, 2013;

(b) Tenant shall have reviewed the Policies, Surveys and Zoning Reports, and found no restrictions, liens, encumbrances, encroachments, overlaps, protrusions, boundary line disputes or other matters that are objectionable to Tenant, in Tenant’s sole and absolute discretion; provided, however, that the condition precedent under this Section 1.4.1(b) shall expire unless Tenant shall have provided written notice to Landlord of any issue arising hereunder on or before October 28, 2013.

(c) [intentionally omitted];

(d) Tenant shall have completed its due diligence investigation of the business, operations, financial condition, books and records of the Cemeteries to its satisfaction; provided, however, that the condition precedent under this Section 1.4.1(d) shall expire unless Tenant shall have provided written notice to Landlord of any issue arising hereunder on or before October 28, 2013;

(e) There shall have been no material adverse change in the condition (financial, physical or otherwise), assets, commercial relationships, prospects, business or operations of the Cemeteries since June 30, 2012;

(f) The representations and warranties of the Landlord contained in this Lease shall be true and correct in all material respects as of the Commencement Date;

(g) No law, order or judgment shall have been enacted, entered, issued or promulgated by any governmental authority, arbitrator or mediator, which challenges, or seeks to prohibit, restrict or enjoin the performance of this Lease, nor shall there be pending or threatened, any action, suit or proceeding by or before any governmental authority, arbitrator or mediator, challenging any performance of this Lease, seeking monetary relief from Tenant by reason of the performance of this Lease or seeking to effect any material divestiture or to revoke or suspend any material contract, license, permit or approval of the Cemeteries by reason of the performance contemplated by this Lease;

(h) Tenant shall have obtained all required final, unappealed and unappealable licenses, permits or approvals for the operation of the Cemeteries listed in Schedule 1.4.1(h) (“Tenant Approvals”);

(i) All consents required to have been made, obtained or given, including without limitation, those of the Tenant’s existing lenders, have been obtained, with no conditions unacceptable to Tenant, and such consents shall be in full force and effect;

(j) Tenant shall have obtained the approval of the board of directors (or similar governing body applicable to Tenant);

(k) Landlord shall have obtained the Landlord Approvals (as hereinafter defined), in form and substance reasonably satisfactory to Tenant;

(l) Tenant shall have obtained financing for the Up-Front Rent (as hereafter defined) on terms satisfactory to Tenant in Tenant’s reasonable discretion.

(m) The Orphans’ Division of the Court of Common Pleas of Philadelphia County (“Orphans’ Court”), shall have approved the Petition and Decree in the form attached hereto as Exhibit C (the “Orphans’ Court Petition and Decree”) and either the applicable appeal period shall have expired without appeal or all appeals shall have been favorably resolved (“Orphans’ Court Approval”);

(n) Landlord shall have closed in place an underground storage tank located at Cathedral Cemetery to the reasonable satisfaction of Tenant and in compliance with applicable Environmental Laws (as hereinafter defined);

(o) Landlord shall have duly executed and delivered to Tenant sufficient copies of the Memorandum of Lease in the form attached as Exhibit D attached hereto (the “Memorandum of Lease”), in proper form to permit the recording of the Memorandum of Lease in each of the applicable county offices where the Cemeteries are located;

(p) Landlord and Tenant contemporaneously shall have completed the purchase of the Waverly Road Tract as defined in the Agreement of Purchase and Sale dated the date hereof between Landlord and Tenant named therein, a copy of which is attached hereto as Exhibit E (the “Waverly Purchase Agreement”) on the terms and conditions set forth therein;

(q) Landlord shall have: (i) filed the Certificate of Formation in the form attached to Exhibit F attached hereto with the Secretary of State of the State of Delaware to form Philadelphia Catholic Cemeteries, LLC, a Delaware limited liability company (“Holdco”), (ii) executed and delivered to Tenant the Operating Agreement in the form attached to Exhibit F attached hereto (“Operating Agreement”), (iii) caused Holdco to issue all of the Class A membership units authorized under the Operating Agreement to the Archdiocese and (iv) caused Holdco to issue all of the Class B membership units authorized under the Operating Agreement to StoneMor or an Affiliate (as defined in Section 14.1) of StoneMor designated by StoneMor;

(r) Landlord shall have duly executed and delivered to Tenant the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing in the form attached to Exhibit G attached hereto (the “Mortgages”) and shall have duly executed and delivered to Escrow Agent (as hereinafter defined) the Assumption Agreement in the form attached to Exhibit G attached hereto (the “Assumption Agreement”), each in proper form to permit the recording of such Mortgages and Assumption Agreements in each of the applicable county offices where the Cemeteries are located;

(s) Archdiocese shall have duly executed and delivered to Tenant the Security Agreement (Archdiocese) in the form attached hereto as Exhibit H (“Security Agreement (Archdiocese)”) and executed and delivered any UCC-1 financing statements reasonably requested by Tenant pursuant thereto;

(t) The Management Agreement attached hereto as Exhibit I shall continue to be in effect, and the Assignment and Assumption Agreement in the form attached thereto (“Assignment and Assumption Agreement (Management Agreement)”) shall have been duly executed by Archdiocese and delivered to Tenant;

(u) Archdiocese and Holdco shall have duly executed and delivered to Escrow Agent the Contribution, Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit J (the “Contribution Agreement”);

(v) Pursuant to the Contribution Agreement, the Archdiocese and Holdco shall have duly executed and delivered to the Escrow Agent the Special Warranty Deeds in the form attached to Exhibit K attached hereto (“Special Warranty Deeds”), to transfer and assign all right, title and interest in and to the Cemeteries to Holdco, each in proper form to permit the recording of such deeds in each of the applicable county offices where the Cemeteries are located;

(w) Archdiocese shall have executed and delivered to Tenant the Assignment and Assumption Agreement in the form attached hereto as Exhibit L (“Assignment and Assumption Agreement”);

(x) Holdco shall have duly executed and delivered to Escrow Agent the Security Agreement (Holdco) in the form attached hereto as Exhibit M (“Security Agreement (Holdco)”) and executed and delivered any UCC-1 financing statements reasonably requested by Tenant pursuant thereto;

(y) Archdiocese and Land Services USA, Inc., as escrow agent (“Escrow Agent”) shall have duly executed and delivered to Tenant the Escrow Agreement in the form attached hereto as Exhibit N (“Escrow Agreement”);

(z) Landlord shall have delivered to Tenant an Officer’s Certificate to the effect that: (i) the representations and warranties of Landlord contained in this Lease are true and correct in all material respects at and as of the Commencement Date; (ii) Landlord has discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by the Lease to be performed or complied with by Landlord at or prior to the Commencement Date; (iii) the letter from the Vatican and minutes from meetings of the Archdiocesan College of Consultors and Finance Council attached to the Officer’s Certificate constitute all of the Landlord’s required approvals with respect to this Lease and the other Transaction Documents and the matters contemplated hereby and thereby and have not been amended or rescinded and remain in full force and effect; and

(aa) Landlord and Holdco shall have duly executed and delivered to Tenant any other documents reasonably requested by Tenant.

The documents referred to in clauses (o) through and including clause (y) of this Section are collectively referred to as the “Transaction Documents.”

During normal business hours and subject to reasonable prior notice to Landlord, Tenant and its representatives, agents and consultants shall have the right to enter upon the Cemeteries to conduct such review, inspections and tests as Tenant deems appropriate (including taking soil samples), provided that Tenant shall repair any damage that may be caused by such tests. Tenant shall promptly provide Landlord with a copy of all such third party reviews, inspections and test results. In addition, Landlord shall cooperate with Tenant and provide Tenant with access to Landlord’s books, records, materials and other information as reasonably requested by Tenant in connection with Tenant’s Pre-Commencement Conditions.

1.4.2 Landlord’s Conditions Precedent to Commencement. Landlord shall have the right to terminate this Lease after the Pre-Commencement Expiration Date by providing (prior to the Commencement Date) written notice thereof to Tenant if any of the following conditions (collectively, the “Landlord’s Pre-Commencement Conditions”) are not satisfied, in Landlord’s sole and absolute discretion as of the date of such notice (other than due to the failure of the Landlord to perform in all material respects its obligations hereunder):

(a) Landlord shall have obtained: (i) Orphans’ Court Approval, (ii) all internal Archdiocesan approvals and (iii) approvals from the Vatican in accordance with Canon Law (collectively, the “Landlord Approvals”);

(b) No law, order or judgment shall have been enacted, entered, issued or promulgated by any governmental authority, arbitrator or mediator, which challenges, or seeks to prohibit, restrict or enjoin the performance of this Lease, nor shall there be pending or threatened, any action, suit or proceeding by or before any governmental authority, arbitrator or mediator, challenging any performance of this Lease, seeking monetary relief from Landlord by reason of the performance of this Lease or seeking to effect any material divestiture or to revoke or suspend any material contract, license, permit or approval of the Cemeteries by reason of the performance contemplated by this Lease;

(c) Tenant shall have obtained the Tenant Approvals, in form and substance reasonably satisfactory to Landlord;

(d) There shall have been no material adverse change in either (i) the operations of StoneMor and Tenants since the Effective Date; or (ii) the consolidated financial condition of StoneMor since December 31, 2012; provided, however, that if there has been material adverse change in the financial condition of any Tenant since December 31, 2012, Tenant shall notify Landlord and the parties shall cooperate to (i) allow such party to remain as a Tenant, (ii) replace such Tenant as a party with another subsidiary of StoneMor reasonably acceptable to Landlord or (iii) remove such party as a tenant, as the parties shall reasonably agree;

(e) Landlord and the applicable Tenant contemporaneously shall have completed the purchase of the Waverly Road Tract on the terms and conditions set forth in the Waverly Purchase Agreement;

(f) Tenant shall have duly executed and delivered to Landlord the Operating Agreement and therein authorized Landlord to file a UCC-1 “Notice Filing” as described therein;

(g) Tenant shall have duly executed and delivered to Landlord or Escrow Agent, as applicable, all Transaction Documents requiring Tenant’s signature and any other documents reasonably requested by Landlord;

(h) The representation and warranties of the Tenant contained in this Lease shall be true and correct in all material respects as of the Commencement Date;

(i) Tenant shall have provided to Landlord a form of Burial Right Sales Agreement (which form shall clearly define Tenant’s obligations (and Landlord’s lack thereof) to the purchaser) and Landlord shall have approved such form, which approval shall not be unreasonably withheld, conditioned or delayed; and

(j) Tenant shall have delivered to Landlord an Officer’s Certificate to the effect that: (i) the representations and warranties of Tenant contained in this Lease are true and correct in all material respects at and as of the Commencement Date; (ii) Tenant has discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by the Lease to be performed or complied with by Tenant at or prior to the Commencement Date; (iii) the resolutions attached to the Officer’s Certificate were duly adopted by the governing board of Tenant, constitute all of the resolutions required and adopted with respect to the approval of this Lease and the other Transaction Documents and the matters contemplated hereby and thereby and have not been amended or rescinded and remain in full force and effect.

1.4.3 Closings. On the Commencement Date, the parties shall conduct a closing (the “First Closing”) at which the following shall occur (all of which shall be deemed to have occurred simultaneously): (i) closing on the Waverly Purchase Agreement shall occur, (ii) the applicable parties shall enter into and deliver the Operating Agreement, Security Agreement (Archdiocese), Assignment and Assumption Agreement, Assignment and Assumption Agreement (Management Agreement) and Escrow Agreement, (iii) the applicable parties shall enter into and deliver to each of the parties and Land Services USA, Inc., in its capacity as title agent (“Title Agent”), the Memorandum of Lease, the Mortgages and any UCC-1 financing statements under the Security Agreement (Archdiocese) (each of which the Title Agent shall cause to be recorded in the applicable county offices), (iv) the applicable parties shall enter into the Second Closing Transaction Documents (as defined below) and deliver such documents into escrow to be held by the Escrow Agent pursuant to the Escrow Agreement and (v) the Up-Front Rent shall be paid to Landlord. Upon completion of the First Closing, the Commencement Date shall be deemed to have occurred. Within five (5) business days after the First Closing, the parties shall conduct a second closing (the “Second Closing”) and Tenant shall cause the Escrow Agent to release and deliver the following documents to the applicable parties, and/or recorded, as applicable: (i) the Contribution Agreement, (ii) the Special Warranty Deeds, Assumption Agreements, the UCC-1 Notice Filing described in Section 1.4.2(f) and any UCC-1 financing statements under the Security Agreement (Holdco) (each of which the Escrow Agent in its capacity as Title Agent shall cause to be recorded in the applicable county offices after the Memorandum of Lease and the Mortgages have been recorded) and (iii) the Security Agreement (Holdco) (collectively, the “Second Closing Transaction Documents”).

1.4.4 Termination Prior to Commencement Date. Each party (such party (the “Terminating Party”) shall have the right to terminate this Lease prior to the Commencement Date as follows:

(a) Pursuant to Section 1.4.1 or Section 1.4.2, as applicable, the Terminating Party may terminate this Lease after the Pre-Commencement Expiration Date if any of the conditions precedent to such Terminating Party’s obligations as set forth in Section 1.4.1 or Section 1.4.2, as applicable, have not been satisfied as of the date of the Termination Notice (as hereinafter defined) (other than due to the failure of the Terminating Party to perform in all material respects its obligations hereunder). In such situation, upon written notice (“Termination Notice”) to the other party (such party, the “Non-Terminating Party”) given by the Terminating Party after the Pre-Commencement Expiration Date, this Lease shall terminate.

(b) If this Lease is terminated by Landlord or Tenant pursuant to this Section 1.4 or by mutual written consent, this Lease shall be deemed null and void and the parties shall have no further obligations to each other arising under the Lease, except to the extent that any such obligations survive the expiration or earlier termination of this Lease and except that no party shall be relieved of any liability for any intentional breach of any provision of this Agreement. Notwithstanding anything to the contrary herein, Landlord shall not be responsible for any Termination Costs (as defined hereinafter) due to a termination in accordance with this Section 1.4.

1.4.5 Extension. Anything in this Lease to the contrary notwithstanding: (i) if Orphans’ Court Approval has not been received by the Pre-Commencement Expiration Date (other than due to receipt of an adverse decision and the exhaustion of all appeals), any party may extend the Pre-Commencement Expiration Date to March 31, 2014, by written notice to the other parties hereto and (ii) if StoneMor reasonably determines (based upon advice of the staff of the Securities and Exchange Commission or its accountants or lawyers) that StoneMor must include or incorporate by reference any Historical Financial Information (as defined in Section 1.7) in any registration statement to be used to raise financing to pay the Up-Front Rent, Tenant shall have the right to extend the Pre-Commencement Expiration Date to such date that is 90 days after the date that the Archdiocese provides the Historical Financial Information (including any audit report thereon and the consent of the independent accountant to the use of such audit report and any “comfort letter” from the independent accountants reasonably requested by the underwriter of any offering of securities) requested by StoneMor but in no event beyond June 30, 2014; provided however, that notwithstanding any such extension by Tenant, Tenant shall thereafter have the right to terminate this Agreement by written notice to Archdiocese if Archdiocese has not provided the requested Historical Financial Information by March 31, 2014.

1.5 Exclusivity.

1.5.1 Prior to the Commencement Date and, subject to Section 1.5.2 during the Term, the Landlord, including its officers, directors, employees, agents, representatives and Affiliates, shall not directly or indirectly solicit, initiate, or participate in discussions or negotiations with any person or company other than Tenant concerning any sale, lease, management or operating agreement or other similar transaction involving all or any part of the Cemeteries or their assets directly related to the operation of the Cemeteries. Because of the difficulty of measuring economic loss as a result of a breach of the foregoing covenants in this Section, and because of the immediate and irreparable damage that would be caused for which there may be no other adequate remedy at law, the parties hereto agree that, in the event of a breach of the foregoing covenants in this Section, such covenants may be enforced by injunction or restraining order.

1.5.2 Notwithstanding anything contained herein to the contrary, Landlord may market the property for sale or lease: (i) beginning on and after the 10th anniversary of the Commencement Date though the end of Lease Year 11 provided that Landlord has provided to Tenant an irrevocable election to terminate the Lease pursuant to a Lease Year 11 Termination under Section 9.3.1(c); (ii) beginning on and after the 58th anniversary of the Commencement Date; and (iii) during any time after a Tenant Default (as defined in Section 9.1.1) remains uncured by Tenant for a period of at least six (6) months; provided, however, that Landlord may only complete a sale or lease of the Cemeteries to a third party if Tenant’s rights hereunder have been terminated in accordance with the terms of this Agreement and, when applicable, Landlord has complied with Tenant’s rights under Section 11.1.

1.5.3 Notwithstanding anything contained herein to the contrary, Landlord may transfer its rights hereunder and the Cemeteries to an Affiliate of Archdiocese that is other than a natural person if done in conjunction with a restructuring or an organizational decision involving the Landlord or any successor thereto provided that: (i) such transfer is not adverse to the interests of StoneMor and Tenant as reflected in this Lease and the Transaction Documents as determined by StoneMor in its sole and absolute discretion, (ii) the Archdiocese shall remain liable for the obligations of the Landlord hereunder and under the Transaction Documents and (iii) the transferee assumes all of the Obligations of the Landlord under this Lease and the Transaction Documents.

1.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of Landlord and Tenant shall use their respective commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the conditions precedent set forth in Section 1.4., including, without limitation, cooperating with the other party, executing and delivering such additional documents, instruments and assurances and taking such further actions as may be reasonably required to satisfy such conditions or as may be reasonably requested by the other party.

1.7 Access to and Use of Historical Financial Information. From and after the date hereof, Archdiocese: (a) at its cost, shall provide to StoneMor and its authorized representatives (i) the audited financial statements of the Office of Catholic Cemeteries as of and for the fiscal years ended June 30, 2011, 2012 and 2013, and the audit reports thereon, and unaudited financial statements for any subsequent quarterly periods ending prior to the Commencement Date (collectively, the “Historical Financial Information”); (b) shall use commercially reasonable efforts to obtain the cooperation of their independent accountants to assist StoneMor and its authorized representatives to the extent reasonably requested by them, including obtaining from the independent accountants (i) consents to the inclusion or incorporation by reference of their audit reports to the Historical Financial Information in any offering of securities or in any report filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) “comfort letters” on the Historical Financial Information to the underwriters in connection with any offering of securities (collectively, “Independent Accountant Materials”); and (c) subject to the immediately following sentence, shall provide cooperation, full access to, and use of, the Archdiocese’s books and records, accounting information, its or its independent accountants’ workpapers, notes and related materials, prepared, reviewed or compiled with respect to, or including, the business and assets of the Cemeteries (including the Cemeteries that are the subject of the Management Agreement) (whether in the possession of the Archdiocese or its accountants) for the period from June 30, 2010 through and including the Commencement Date, and any interim periods therein (collectively, the “Additional Financial Information”); in each case, for review, duplication, analysis and any other legal use, including but not limited to, for use in connection with any offering of securities or any reports filed pursuant to the Exchange Act (including the preparation of any pro forma financial information) or applicable state “blue sky” laws. The Archdiocese shall promptly consider any requests for Additional Financial Information with the understanding that there may be various internal reasons for the Archdiocese to reject such request in its sole discretion. To the extent that the production of Additional Financial Information requires cooperation, consent or other action by a third party, the Archdiocese will make commercially reasonable efforts to obtain the same if it determines, in its sole discretion that it agrees to such information being provided. In any event, if the Archdiocese, despite such commercially reasonable efforts, cannot produce the Additional Financial Information, or, with respect to Additional Financial Information for which it has determined, in its sole discretion, that it will not produce and/or does not want produced by any third party, the Archdiocese shall promptly so advise Tenant and the Archdiocese shall not be deemed in breach of this Lease as a result of that decision. To the extent that the Archdiocese is providing any Historical Financial Information, Independent Accountant Materials or Additional Financial Information, Archdiocese shall execute and deliver or use commercially reasonable efforts to cause to be executed and delivered to their independent accountants such representation letters, in form and substance customary of representation letters provided to external audit firms by management of a nonprofit, tax exempt entity whose financial statements are the subject of an audit, as may be reasonably requested by the independent accountants.

ARTICLE II

RENT

2.1 Payment of Up-Front Rent. Tenant shall pay to Landlord an up-front rental payment of Fifty Three Million Dollars ($53,000,000) (the “Up-Front Rent”) on the Commencement Date.

2.2 Payment of Fixed Rent. Tenant covenants and agrees to pay to Landlord, at the address of Landlord set forth in Section 14.2 hereof, or such other place as Landlord may from time to time direct by notice in writing to Tenant, fixed rent for the Cemeteries in the following amounts (the “Fixed Rent”):

Lease Years 1-5	None
Lease Years 6-20	$1,000,000 per Lease Year
Lease Years 21-25	$1,200,000 per Lease Year
Lease Years 26- 35	$1,500,000 per Lease Year
Lease Years 36-60	None

As used in this Lease, the first “Lease Year” shall be the period from (and including) the Commencement Date through (and including) the last day of the calendar month in which the first anniversary of the Commencement Date falls (unless the Commencement Date is the first day of a month, in which event the first Lease Year shall end on the day prior to the first anniversary of the Commencement Date), and each period of twelve (12) full consecutive calendar months thereafter shall be a subsequent Lease Year. The Fixed Rent shall be paid in equal quarterly installments in advance on the first (1st) day of each calendar quarter of each Lease Year in which Fixed Rent is payable, provided that Fixed Rent for Lease Years 6 through and including Lease Year 11 (the “Deferred Fixed Rent”) shall be deferred as follows: (i) in the event that the Landlord terminates the Lease pursuant to a Lease Year 11 Termination under Section 9.3.1(c), or in the event that the Tenant terminates the Lease pursuant to Section 9.2.1(d) as a result of a Landlord Default prior to the end of Lease Year 11 (collectively, a “Covered Termination”), the Deferred Fixed Rent shall be forfeited by Landlord, shall not be due and payable and shall be retained by Tenant; or (ii) in the event that the Lease is not terminated by a Covered Termination, the Deferred Fixed Rent shall become due and payable thirty (30) days after the end of Lease Year 11 together with interest at an annual rate equal to the rate of interest in effect from time to time under Tenant’s senior credit facility (or in the event that no such facility is in effect, the “prime rate” as published in The Wall Street Journal from time to time), calculated based upon the dates when quarterly installments of such Deferred Fixed Rent otherwise would have been due and payable pursuant to this Section but for this proviso, with interest compounded quarterly. In the event that the Commencement Date or the Termination Date (as hereinafter defined) does not occur on the first (1st) day of a quarter or last day of the quarter, as applicable, the installment of Fixed Rent for the partial quarter in which the Commencement Date or Termination Date occurs shall be pro-rated on the basis of the number of days of the Term within such quarter. Landlord and Tenant agree that only a de minimis portion of the Up-Front Rent and Fixed Rent is attributable to the rental of any personal property of Landlord.

2.3 Payment of Additional Rent; Net Lease. In addition to the Fixed Rent, Tenant shall pay, as and when the same become due and owing, as additional rent, all other monies and obligations of Tenant expressly provided for in this Lease (the “Additional Rent”). It is the intention of Landlord and Tenant that, except as otherwise set forth in this Lease, the rental herein specified shall be net to Landlord and that all costs, expenses, and obligations of every kind relating to Tenant’s use and occupancy of the Cemeteries which may arise during the Term shall be paid by Tenant. Landlord and Tenant agree that no portion of any Additional Rent is attributable to the rental of any personal property of Landlord.

2.4 Sale of Undeveloped Land. Tenant shall have the right to request that Landlord consent to Tenant’s request from time to time that Landlord sell (to a party that is Independent (as defined below) of, and not an Affiliate of, StoneMor or any party that is a Tenant) all or portions of undeveloped (as of the time of such request) land at Holy Savior Cemetery (sales of up to 100 acres in the aggregate) and All Saints Cemetery (sales of up to 100 acres in the aggregate) and at All Souls Cemetery (sales of up to 150 acres in the aggregate), including without limitation approval for applying for or obtaining lot line/subdivision approval as may be required to legally convey such undeveloped land, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. Tenant also shall have the right to request that Landlord consent to a sale of undeveloped (as of the time of such request) land at (i) the foregoing Cemeteries above the respective amounts and (ii) at all other Cemeteries, which sales may be approved or denied in Landlord’s sole and absolute discretion. In connection with any request for consent under this Section: (a) Landlord may absolutely reject any request requiring Landlord to finance any portion of the sales prices; and (b) Tenant and Landlord each may submit to the other party its good faith estimate and description of Applicable Sale Costs (as hereinafter defined) expected to be incurred by such party, which estimate shall be subject to the other party’s consent, not to be unreasonably withheld, conditioned or delayed by the other party. If Landlord approves the sale of undeveloped land, Tenant shall pay to Landlord, as Additional Rent, fifty-one percent (51%) of the Net Proceeds (as hereinafter defined) of any such sale upon closing of such sales or upon receipt of payment if not paid at closing. Landlord shall cooperate with Tenant and sign and deliver all necessary applications and plans required to effectuate such lot line adjustment/subdivision. Landlord shall execute and deliver to the purchaser of any such undeveloped land, a special warranty deed and such other documents as may be reasonably required by Tenant, the title insurer and/or the purchaser to effectuate such sale and Tenant shall execute and deliver to the purchaser of any such undeveloped land a partial mortgage release of the Mortgage with respect to the property sold. “Net Proceeds” means (i) the gross proceeds from such sale less (ii) applicable sales and transfer taxes (but not including taxes based on income) paid or payable by Tenant or Landlord and the reasonable costs and expenses of such sale incurred and paid or payable by Tenant or Landlord, including without limitation reasonable attorney’s fees and costs, brokerage fees, engineering fees, permitting and other subdivision costs and fees, recording fees, title fees and other related costs and expenses (the foregoing taxes, fees, costs and expenses collectively, “Applicable Sale Costs”), provided that the amount of the aggregate Applicable Sale Costs that exceed 110% of the good faith estimate previously provided by Tenant or Landlord, as applicable, shall not be included in Applicable Sale Costs of such party unless the other party approves such excess amount, which consent shall not be unreasonably withheld, conditioned or delayed. Applicable Sales Costs of Tenant and Landlord shall be paid to each such party as applicable from the gross proceeds of the sale. A person or entity shall be considered “Independent” of a party to this Lease if that person or entity is not, and no director, executive officer, general partner, managing member or beneficial owner of 10% or more the voting equity (“10% Holder”) of such person or entity (or any member of any such person’s, director’s, executive officer’s, general partner’s, managing member’s or 10% Holder’s Immediate Family) is a director, executive officer, general partner, managing member or 10% Holder of such party to this Lease. “Immediate Family” of a person means such person’s spouse, parent, stepparent, child, stepchild, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law, and any person (other than a tenant or employee) sharing the household of such person.

2.5 Development of Non-Christian/Non-Sectarian Burial Gardens.

(a) Tenant shall have the right to propose to develop non-Christian and/or non-sectarian burial gardens at Holy Savior Cemetery, All Saints Cemetery and All Souls Cemetery. Such gardens shall be sold and conveyed to Tenant prior to commencement of development with a distinct and separate name, sign, internal roadways and entrance determined by Tenant, subject to the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Such development shall count as part of the acreage limitations of Section 2.4 above and shall be subject to the consent of the Landlord as provided in Section 2.4. (i.e., if within the acreage limitation, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed by Landlord and above the applicable acreage limitation, Landlord’s consent may be given or denied in Landlord’s sole and absolute discretion). In connection with any request for consent under this Section, Tenant and Landlord each may submit to the other party its good faith estimate and description of Applicable Development Costs (as hereinafter defined) expected to be incurred by such party, which estimate shall be subject to the other party’s consent, not to be unreasonably withheld, conditioned or delayed by the other party. Upon conveyance, Tenant shall pay the Landlord as Additional Rent an amount equal to (i) the average of two appraisals based on an income approach for appraising land for cemetery use (the “Appraisal Average”) plus (ii) 50% of Landlord’s Applicable Development Costs less (ii) less 50% of Tenant’s Applicable Development Costs. Such amount shall be payable in equal installments over ten (10) years with interest at an agreed market interest rate. One appraiser shall be selected by Tenant and one appraiser shall be selected by Landlord; provided, however, that if either party has not selected an appraiser within five (5) business days after Landlord’s consent (or deemed consent pursuant to Section 14.2), the other party shall have the right to select such appraiser upon written notice to the other party. Each appraiser shall be: (i) Independent of, and not an Affiliate of, any party hereto and (ii) MAI certified in good standing and shall have experience in the appraisals of cemeteries and cemetery operations.

(b) If either appraisal differs from the other appraisal by 20% or more, Landlord or Tenant may require that the two appraisers mutually select a third appraiser to also issue an appraisal of the property in question, with such appraisal and appraiser being subject to the same standards as the first two. The third appraiser’s valuation shall then be included with the other two appraisals in determining the Appraisal Average. The cost of the third appraisal shall be shared equally by Landlord and Tenant.

(c) Landlord shall cooperate with Tenant and sign and deliver all necessary applications and plans required to effectuate such lot line adjustment/subdivision. Landlord shall execute and deliver to the Tenant, a special warranty deed and such other documents as may be reasonably required by Tenant and/or the title insurer to effectuate such sale. Subject to and consistent with the terms and conditions of its existing credit agreement, Tenant agrees to execute customary loan documents, including without limitation a note and mortgage with a due on sale (excluding plot sales) clause which would be based upon the sale price of the acreage sold. Tenant also agrees to execute a partial mortgage release of the Mortgage with respect to the property sold. For a period of five (5) years following any such conveyance to Tenant, Tenant agrees that it will not, other than individual sales of burial spaces, engage in sales of any of the ground or burial garden(s) that were part of such conveyance. “Applicable Development Costs” means the reasonable costs and expenses of such sale incurred and paid or payable by Tenant or Landlord in subdividing and effecting the transfer of such land, including without limitation reasonable attorney’s fees and costs applicable to the subdivision, brokerage fees, engineering fees, appraiser fees, permitting and other subdivision costs and fees, recording fees, title fees and other related costs and expenses, provided that the amount of the aggregate Applicable Development Costs that exceed 110% of the good faith estimate previously provided by Tenant or Landlord, as applicable, shall not be included in Applicable Development Costs of such party unless the other party approves such excess amount, which consent shall not be unreasonably withheld, conditioned or delayed. Upon full payment of the amount owed to Landlord under this Section, Landlord shall execute and record a mortgage satisfaction and release (in form and substance mutually acceptable to Landlord and Tenant) in the applicable county where the property is located.

2.6 Christian Burials. During the first two (2) Lease Years, there shall be no non-Catholic burials at the Cemeteries, except to the extent permission is granted for a non-Catholic decedent by the Landlord in accordance with Landlord custom and practice. From and after the end of Lease Year 2, Tenant shall have the right to permit Christian burials in Catholic burial gardens at the Cemeteries, subject to the consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to such consent being granted for a particular Cemetery and such Christian burial occurring, Tenant shall operate each Cemetery in accordance with Section 3.2.20 below and shall continue to do so for each Cemetery not subject to this exception. Even after such consent has been given, Tenant shall continue to operate each cemetery subject to such consent in accordance with Section 3.2.20 to the extent it would not be inconsistent with the consent granted. Anything in this Lease to the contrary notwithstanding, Tenant may provide a burial to any decedent that owned a burial plot in a Cemetery as of the Commencement Date, unless the burial of such decedent would be inconsistent with the Code of Canon Law due to the notoriety or conduct of such decedent while alive. The Landlord believes such circumstances would be rare.

2.7 Development of Funeral Home and/or Crematories. Tenant shall have the right to develop funeral homes and/ or crematories at the Cemeteries, subject to the prior written consent of the Landlord in its sole and absolute discretion.

2.8 Cell Phone Towers. With the prior written consent of the Landlord which consent shall not be unreasonably withheld, conditioned or delayed, Tenant, StoneMor or any of their respective Affiliates shall have the right to construct and maintain, or lease or license to a third party the right to construct and maintain, cell phone towers or structures for related purposes (using “cell phone trees” or other desirable aesthetic style) subject to such structures being constructed in a reasonable location and in a reasonable manner. All revenue received by

Tenant, StoneMor or any of their respective Affiliates from such structures or leases or licenses shall be subject to the revenue sharing arrangement described in Section 2.10 below. Landlord shall execute such non-disturbance agreements or other documents as may be reasonably requested by a lessee or licensee in connection with the foregoing.

2.9 Other Activities. Except as otherwise provided in this Article II, other activities outside of normal cemetery operations shall be subject to the reasonable discretion of the Landlord. For avoidance of doubt, a violation of the Code of Canon Law or any activity outside of normal cemetery operations and impinging on the dignity or character of the Cemetery (in each case as solely interpreted and determined by the Landlord) shall constitute an objection in the exercise of reasonable discretion by the Landlord.

2.10 Revenues Unrelated to Normal Cemetery Operations. Any revenue from any source received by Tenant on account of the Cemeteries but unrelated to normal and customary operations of the Cemeteries (an “Unrelated Activity”) shall be subject to a sharing arrangement of fifty-one percent (51%) of (i) the gross revenues from the Unrelated Activity less (ii) Tenant’s and Landlord’s reasonable costs and expenses applicable to the Unrelated Activity, to be paid to Landlord as Additional Rent. In connection with any request for consent under Section 2.9 or this Section 2.10, Tenant and Landlord each may submit to the other party its good faith estimate and description of any applicable costs and expenses expected to be incurred by such party in connection with such Unrelated Activity, which estimate shall be subject to the other party’s consent, not to be unreasonably withheld, conditioned or delayed by the other party; provided that the amount of the aggregate applicable costs and expenses that exceed 110% of the good faith estimate provided by Tenant or Landlord, as applicable shall not be included as reasonable costs and expenses of such party unless the other party approves such excess amount, which consent shall not be unreasonably withheld, conditioned or delayed. Applicable costs and expenses of Tenant and Landlord shall be paid to each such party as applicable from the gross revenues of the Unrelated Activity. For the avoidance of doubt: (i) no revenue sharing or Additional Rent shall be payable with respect to the normal and customary operation of the Cemeteries or with respect to Section 2.6 or Section 2.7; (ii) no revenue sharing or Additional Rent shall be payable with respect to Section 2.4 or Section 2.5 except as described in such Sections; and (iii) any rent payable to the Landlord under the farm leases included in the Assumed Contracts shall be subject to sharing as provided in this Section.

ARTICLE III

DUTIES AND RIGHTS OF TENANT

3.1 In General. During the Term, Tenant shall have control of, and assume responsibility for, all matters relating to the operation and maintenance of the Cemeteries, subject to the terms hereof.

3.2 Duties of Tenant. Without limiting the generality of Section 3.1 of this Lease, and subject to any limitations set forth herein, Tenant shall have control of, and shall assume responsibility for the operation and maintenance of, the Cemeteries during the Term, including, but not limited to, the following:

3.2.1	Maintaining the existing character of the Cemeteries, and keeping in good order, condition and repair the Cemeteries and all facilities and properties within the Cemeteries, including access roads, streets, sidewalks and curbs, in a manner which is consistent with the current design and appearance of the Cemeteries and with the Standards of Care for the Catholic Cemeteries of the Archdiocese of Philadelphia annexed hereto as part of Schedule 3.2.1;

3.2.2	Subject to the further conditions of Schedule 3.2.1, selling Burial Rights within the Cemeteries in a manner by which each sale of Burial Rights will be perpetual;

3.2.3	Performing all interments and disinterments at the Cemeteries with a right of access for such purpose through all real property comprising the Cemeteries;

3.2.4	Conducting all sales and completing all deliveries of cemetery goods, merchandise and services at the Cemeteries;

3.2.5	Managing, processing and timely paying accounts payable incurred in the operation of the Cemeteries;

3.2.6	Billing and collecting all accounts and notes receivable which are generated in, or which are directly related to, the operation of the Cemeteries, including those IR Receivables (as defined in the next sentence) existing as of the Commencement Date (which Landlord hereby transfers to Tenant effective as of the Commencement Date) and those created during the Term (the “Receivables”); provided, however, that accounts, notes, pledges, cash and other receivables which are generated by Landlord in connection with any and all investments, financing, loans to third parties unrelated to sales of interment rights or cemetery related services, or fund or capital raising drives or campaigns, or funds designated as perpetual care funds shall not be included as Receivables and shall remain the sole and exclusive property of Landlord. For the avoidance of doubt: (i) with respect to accounts receivable and notes receivable that represent amounts owing to Landlord from the sale of interment rights prior to the Commencement Date (“IR Receivables”), to the extent that funds are paid to Landlord prior to the Commencement Date, such funds shall be the property of Landlord and (ii) effective as of the Commencement Date, the remaining outstanding balances of IR Receivables shall be the property of the Tenant; effective as of the Commencement Date, the Landlord hereby assigns and transfers to Tenant all of the Receivables as of the Commencement Date and agrees to provide Tenant with a true and correct list showing the names of the account debtors and amounts owed as of the Commencement Date;

3.2.7	Maintaining complete books and records regarding the operation of the Cemeteries, including, but not limited to, sales and locations of Burial Rights, accounts reconciliation, general ledger maintenance, inventory and file maintenance and budgeting services (the “Tenant’s Records”); provided, however, Tenant and its representatives shall be afforded access to the Cemeteries’ Records (as hereafter defined) as provided herein; and provided, further, that Landlord and its representatives shall have access to, and the right to audit (at Landlord’s expense), during normal business hours, upon reasonable request, the Tenant’s Records, including without limitation, records pertaining to: (a) the Merchandise Trust Funds (as hereinafter defined); (b) the Endowment Care Trust Funds (as hereinafter defined); and (c) the transactions described in Sections 2.8 through 2.10;

3.2.8	Paying all costs associated with sales, management, operations and maintenance of the Cemeteries;

3.2.9	Paying all charges for gas, electricity, water, telephone and other utilities used or consumed in connection with the operation and maintenance of the Cemeteries during the Term;

3.2.10	Developing and supervising all sales and marketing programs for the Cemeteries;

3.2.11	Negotiating and entering into contracts necessary for operation of the Cemeteries, subject to any limitations set forth herein;

3.2.12	Performing the obligations of Cemeteries under all of the contracts, agreements, leases, licenses and commitments listed on Schedule 3.2.12 annexed hereto (the “Assumed Contracts”) to the extent that such obligations arise or become due from and after the Commencement Date and are not due to any breach of any Assumed Contract by Archdiocese; provided, however, that Tenant is not assuming the contracts set forth under the heading “Excluded Contracts” in Schedule 3.2.12.

3.2.13	Establishing and maintaining for each of the Cemeteries in accordance with Pennsylvania law (i) an endowment care trust fund (the “Endowment Care Trust Fund” and collectively for all Cemeteries, the “Endowment Care Trust Funds”) pursuant to an agreement substantially in the form attached hereto as Schedule 3.2.13A (subject to reasonable future amendment and revision) and (ii) a merchandise trust fund (the “Merchandise Trust Fund” and collectively for all Cemeteries, the “Merchandise Trust Funds”) pursuant to agreements substantially in the form attached hereto as Schedule 3.2.13B (subject to reasonable future amendment and revision), including deposits to and withdrawals from the Merchandise Trust Funds as a result of the sale of Burial Rights or the sale, delivery and performance of goods, merchandise and services; the Endowment Care Trust Funds and the Merchandise Trust Funds are: (x) to be separate and segregated trusts established and designated solely for the purposes for which established and (y) not to be commingled in any manner with other funds of Tenant or its Affiliates.

3.2.14	Evaluating and purchasing capital equipment for the Cemeteries (each such equipment purchase individually referred to as a “Capital Equipment Expenditure” and collectively as “Capital Equipment Expenditures”) as may be reasonably necessary for the operation of the Cemeteries;

3.2.15	Consistent with the current character, design and appearance of the Cemeteries, planning, developing, managing and constructing new burial gardens, mausoleums and other interment facilities (each such project individually referred to as a “Development Capital Expenditure” and collectively as the “Development Capital Expenditures”); provided, however, that in the event that (x) the Lease terminates (i) on the Expiration Date or (ii) due to a termination by Landlord pursuant to Section 9.2.1(d) as a result of a Tenant Default, and (y) Tenant has not previously received the approval of Landlord (which, if sought, shall not be unreasonably withheld, conditioned or delayed) to any single Development Capital Expenditure that has an unamortized cost in excess of $100,000 on such Termination Date, the unamortized amount of such Development Capital Expenditure shall not be deemed, or included in as, a Development Capital Expenditure for the purposes of the reimbursement provisions of Section 9.3.2(c)(i);

3.2.16	Maintaining roads, properties, buildings and facilities at the Cemeteries (“Maintenance Capital Expenditures”);

3.2.17

Employing office personnel, office supervisors, sales staff, maintenance personnel and grounds superintendents and any other full time or seasonal workers in connection with the maintenance and operation of the Cemeteries, including each of the full-time employees of the Cemeteries listed on Schedule 3.2.17 attached hereto (“Current Employees”). Current Employees as of the Commencement Date that accept employment and become employees of Tenant (“Transferred Employees”) shall be entitled to compensation at their current base salary from the Commencement Date until the end of Lease Year 2 as well as participation in Tenant’s employee benefit plans (including health benefit plans) in accordance with the terms of such plans. Tenant will recognize all service that each Transferred Employee had with Landlord, as if such service were with Tenant for vesting, eligibility and accrual purposes for any and all employee benefit plans, vacation, sick or other paid leave policies or other such benefit policies maintained by Tenant. For the avoidance of doubt, per Landlord’s applicable policies regarding the Current Employees, once they leave the employ of Landlord (in this instance as of the First Closing Date): (i) they lose any accrued sick time and will not be entitled to use it or to any credit or payment for the same; and (ii) they maintain vacation time that has accrued since the last occurring anniversary date of the hiring of the employee in question and which has not been used. Landlord shall be responsible, in accordance with Archdiocesan policy, for compensating the Current Employees for the aforementioned accrued but unused vacation time. In the event any full-time Transferred Employee is terminated without cause prior to the end of Lease Year 2 (the “Severance Period”), said employee shall receive during the Severance Period (i) severance equal to the current base salary that would have been paid had such employee remained employed during the Severance Period and (ii) if such terminated Transferred Employee elects COBRA health care continuation, then for as long as such continuation coverage is in effect (but not beyond the Severance Period), an amount equal to the amount, if any, that Tenant was paying for such employee’s health care coverage prior to such termination, which amount shall be applied towards such employee’s COBRA coverage during the Severance Period, in each case, less applicable withholdings, payable in accordance with Tenant’s normal payroll practices. In addition, with respect to the three Transferred Employees that are engaged in pre-need sales, in the event any of such Transferred Employees are terminated without cause during the Severance Period, in addition to base compensation as provided above, such employee shall be entitled to receive commission compensation at a rate equal to the average of the commissions earned by such Transferred Employee during 2012 and 2013 for (i) a period of one year (but not beyond the end of the Severance Period) if such Transferred Employee did not meet the Average Quota (as defined below) on a pro rata basis as of the date of termination and (ii) a period of two years (but not beyond the end of the Severance Period) if such Transferred Employee did meet the Average Quota on a pro rata basis as of the date of termination, in each case, less applicable withholdings, payable in accordance with Tenant’s normal payroll practices. For purposes of this section 3.2.17: (i) “cause” is defined as willful neglect of duty, willful misconduct, misappropriation or insubordination, indictment for or conviction of a felony, or indictment for or commission of an offense involving moral turpitude or fraud, so long as the employee is, to the extent practicable, provided with any applicable rights to notice and an opportunity to cure to the extent then provided under Tenant’s employee handbook or employee policies; and (ii) “Average Quota” shall mean the average of the annual pre-need sales credited to a Transferred Employee during 2012 and 2013. For the avoidance of doubt, part-time and seasonal employees of the Cemeteries shall not be entitled to severance benefits. Landlord has provided to Tenant a true and correct list in all material respects of (i) the base salaries of each Current Employee as of the date hereof and (ii) the commissions earned by any Current Employee for 2012. At or prior to the Commencement Date, Landlord shall provide to Tenant: (i) the commissions earned by any Current Employee for 2013; (ii) the annual pre-need sales credited to a Current Employee during 2012 and 2013 and (iii) the amounts payable by each Current Employee as of the Commencement Date with respect to their health coverage.

3.2.18	Maintaining at the expense of Tenant all permits, licenses and approvals required to operate and maintain the Cemeteries;

3.2.19	Except for actions otherwise permitted hereunder, not taking any action knowingly inconsistent with the maintenance of the local, state and federal tax exemptions of the Cemeteries in accordance with applicable law;

3.2.20	Subject to the further conditions of Schedule 3.2.1 annexed hereto, operating the Cemeteries consistent with the rite of Christian funeral and Catholic burial traditions;

3.2.21	Designating a liaison to the Landlord and to assist Landlord representatives on the Joint Advisory Committee with the discharge of their duties thereon;

3.2.22	Tenant shall continue the Landlord’s practice of providing without charge: (i) up to three hundred (300) indigent burials a year; and (b) burials for priests from the Landlord;

3.2.23	Appointing a member of senior management of Tenant to oversee all Cemetery operations;

3.2.24	Leasing from the Landlord office space at 222 N. 17th Street, Philadelphia, Pennsylvania on commercially reasonable terms as agreed by the parties;

3.2.25	Except for operations conducted on ground which was sold pursuant to Sections 2.4 or 2.5, Tenant shall have the right to use all (i) fictitious or other trade names using the name of the Landlord or any Cemetery and (ii) any marketing and advertising materials for the Cemeteries, subject with respect to clauses (i) and (ii) to the Landlord’s approval, which approval in either event shall not be unreasonably withheld, conditioned or delayed; Tenant shall submit such materials (including, without limitation, any filings or applications related to fictitious names, trade names or similar filings) to Landlord at least fifteen (15) days prior to their intended usage date provided, however, that after any such materials have been approved, no further approval shall be required with respect to substantially similar fictitious or other trade names or marketing and advertising materials as long as (x) no significant material issues arose with the previous use of such materials and (y) Tenant submits such materials to Landlord at least fifteen (15) days prior to their intended usage date;

3.2.26	Engaging a public relations firm (which may be a firm regularly engaged by StoneMor) reasonably acceptable to Landlord, at Tenant’s expense, to assist the parties prior to the Commencement Date, during the transaction and post-Commencement Date to properly describe the transaction and to address questions raised by the community; and

3.2.27	Seeking approval of Landlord prior to conducting any activities at any of the Cemeteries that would be outside of normal cemetery operations including, without limitation, any activity contrary to the Code of Canon Law.

3.3 Rights of Tenant. Without limiting the generality of Section 3.1 of this Lease, and subject to specific limitations set forth herein, Tenant shall have during the Term the following rights in connection with the operation and maintenance of the Cemeteries:

3.3.1	Subject to the further conditions of Schedule 3.2.1, the sole and exclusive right to use of the Cemeteries for the purpose of selling Burial Rights and all related goods, merchandise and services, in the Cemeteries, with it expressly understood and agreed that such sale of Burial Rights during the Term by Tenant to customers of the Cemeteries shall be in perpetuity;

3.3.2	The right to receive cash or other proceeds from the sale of Burial Rights in the Cemeteries and from all sales of cemetery goods, merchandise and services whether or not related to the sale of Burial Rights;

3.3.3	The right to all benefits and entitlements of, or relating to, the Cemeteries which arise under or as a result of the Assumed Contracts;

3.3.4	The right to all benefits and entitlements under all of the written contracts, engagements and commitments relating to the provision or sale by Cemeteries of at-need or pre-need cemetery goods, merchandise, properties or services, plus or minus any similar items listed on Schedule 3.3.4 annexed hereto (collectively, the “Pre-/At-Need Contracts”);

3.3.5	The right to the use of all of the permits of the Cemeteries necessary for the operation, maintenance or expansion of the Cemeteries, to the extent such use is permitted by law;

3.3.6	The right to all of the Receivables as defined in, and subject to the limitations of, Section 3.2.6;

3.3.7	The right to take all actions reasonably necessary to perform Tenant’s duties under Section 3.2 hereof, subject to the terms and conditions of this Lease;

3.3.8	The right to (a) use and include the name of Landlord or any Cemetery in any fictitious or other name that Tenant may adopt in conformity with and subject to the laws of the Commonwealth of Pennsylvania, and in any advertising and marketing materials, in either case in connection with the lease, use and operation of the Cemeteries, subject to the approval requirements of Section 3.2.25 and (b) utilize, operate and maintain the web sites, domain names, telephone numbers and listings and intellectual property of the Cemeteries in connection with the use and operation of the Cemeteries;

3.3.9	The sole and exclusive right to use and access, on an “as is, where is” basis, all of the existing equipment, furniture, tools, vehicles, buildings and furnishings of the Cemeteries without charge;

3.3.10	The right to apply for certain subdivision, zoning and land use approvals, including zoning changes, variances, special exceptions, conditional use approvals, easements and/or similar permits, approvals or exceptions as may be deemed necessary by Tenant in order for Tenant to develop, operate and use the Cemeteries in the manner contemplated by this Lease (collectively, “Zoning Approvals”). Landlord shall reasonably cooperate with Tenant and shall, at Tenant’s expense, sign and deliver all necessary applications and plans required to effectuate any Zoning Approvals. If applicable law requires that any action or proceeding for any Zoning Approvals be brought by, or in the name of, Landlord, Landlord, at Tenant’s sole expense, shall join therein or permit such action or proceeding to be brought in its name; and

3.3.11	Other rights as set forth in this Lease.

3.4 Revenue, Cost and Expense. All revenue derived from the sale of the Burial Rights and all related goods, merchandise and services at each of the Cemeteries (the “Tenant’s Revenue”) shall be paid to Tenant; provided, however, that all revenue derived from the sale of cemetery services and goods and merchandise shall be paid to Tenant subject to Section 3.2.13. The cost and expense of fulfilling the duties and responsibilities of Tenant as set forth in Section 3.2 of this Lease shall be paid by, and shall be the responsibility of, Tenant.

3.5 Liabilities. Tenant shall pay and perform when due all of Tenant’s Liabilities. “Tenant’s Liabilities” means the costs, expenses, obligations and liabilities related to or arising from the operation, maintenance and or possession of the Cemeteries which accrue and arise from and after the Commencement Date and during the Term, the duties and obligations of the Tenant as set forth in Section 3.2 and other provisions of this Lease and any and all costs, expenses, debts, liabilities or obligations of Tenant including, without limitation, costs, expenses, debts, liabilities or obligations (a) associated with Tenant’s endowment care funds (except to the extent that the Endowment Care Trust Funds are transferred to Landlord pursuant to Section 9.3.3(b)); (b) which arise out of acts or omissions of Tenant or its employees, agents or representatives; (c) which arise from any environmental condition to the extent Tenant is responsible under Section 12.1.2; (d) in connection with any obligations or liabilities of or claims or litigation against Tenant (i) that are unrelated to the Cemeteries or (ii) to the extent related to Tenant’s operation or possession of the Cemeteries during the Term of the Lease; (e) the obligations under the Assumed Contracts arising from and after the Commencement Date and not due to any breach of any Assumed Contract by Archdiocese; or (f) which relate to (i) any tax imposed on Tenant including, without limitation, real estate taxes and transfer taxes to the extent provided in Section 3.6, (ii) any liabilities of Tenant in negotiating and carrying out its obligations hereunder, (iii) any liabilities associated with any liens or encumbrances encumbering the Cemeteries incurred by Tenant during the Term, all of which shall be paid and discharged by Tenant as provided in this Agreement or (iv) any obligations of Tenant to employees of the Cemeteries during the Term, including any obligations with respect to any employee benefit plan maintained, sponsored, contributed to or participated in by Tenant for the benefit of or relating to any employees of the Cemeteries during the Term; provided, however, that except as expressly provided within this Lease, the Tenant’s Liabilities shall exclude liabilities and obligations of the Cemeteries that arose prior to the Commencement Date or that arise after the Termination Date that were not caused by Tenant; and provided, further, however, that the Tenant’s Liabilities shall specifically exclude the Landlord’s Liabilities. Landlord shall pay and perform when due all of Landlord’s Liabilities. “Landlord’s Liabilities” means the duties and obligations of the Landlord as set forth in this Lease and any and all costs, expenses, debts, liabilities or obligations of Landlord including, without limitation, costs, expenses, debts, liabilities or obligations (a) associated with Landlord’s endowment care funds; (b) which arise out of acts or omissions of Landlord or its employees, agents or representatives; (c) which arise from any environmental condition existing prior to the Commencement Date, including, without limitation, those environmental conditions identified on Schedule 3.5 annexed hereto, or which are described in Section 12.1.1(a) or (b); (d) in connection with any obligations or liabilities of or claims or litigation against Landlord (i) that are unrelated to the Cemeteries or (ii) to the extent related to Landlord’s ownership of the Cemeteries and/or operation of the Cemeteries prior to or after the Term of the Lease; (e) the obligations under the Assumed Contracts prior to the Commencement Date or which arise at any time on or after the Commencement Date due to any breach of any Assumed Contract by Archdiocese prior to the Commencement Date; or (f) which relate to (i) any tax imposed on Landlord including, without limitation, real estate taxes and transfer taxes to the extent provided in Section 3.6, (ii) any liabilities of Landlord in negotiating and carrying out its obligations hereunder, (iii) any liabilities associated with any liens or encumbrances encumbering the Cemeteries as of the Commencement Date, all of which shall be paid and discharged by Landlord (except that any Permitted Exceptions need not be paid and discharged, but each of which shall, to the extent the same is a judgment, lien, or monetary obligation or encumbrance, remain a Landlord Liability) or (iv) any obligations of Landlord to employees of the Cemeteries immediately prior to the commencement of the Term, including any obligations with respect to any employee benefit plan maintained, sponsored, contributed to or participated in by Landlord for the benefit of or relating to any current or former employee; provided, however, that except as expressly provided within this Lease, the Landlord’s Liabilities shall exclude liabilities and obligations of the Cemeteries that arise from the operation, maintenance and/or possession (as tenant) of the Cemeteries during the Term that are not caused by Landlord; and provided, further, however, that the Landlord’s Liabilities shall specifically exclude the Tenant’s Liabilities. For the avoidance of doubt, Tenant shall have no liability for, and shall not assume any responsibility for, Landlord’s Liabilities and Landlord shall have no liability for, and shall not assume any responsibility for, Tenant’s Liabilities. This Section shall survive the expiration or earlier termination of this Lease.

3.6 Real Estate Taxes and Other Taxes.

3.6.1 Landlord shall be responsible for all taxes, if any, arising as a result of the operation of the Cemeteries before the Commencement Date. On the Commencement Date, all real and personal property taxes, if any, for the year in which the Commencement Date occurs shall be prorated between Tenant and Landlord on a per diem basis. During the Term, Landlord shall promptly forward to Tenant any such tax bill or invoice or notice of appraisal or assessment. For the purpose of this Section 3.6, the term “Cemetery” or “Cemeteries” shall mean the Cemeteries as defined in this Lease and the cemeteries that are the subject of the Management Agreement.

3.6.2 Real Estate Taxes During the Term.

(a) Although Tenant shall not be responsible hereunder for all Assessments (defined below), Tenant shall pay when due all real estate taxes, assessments and other charges, fees or payments imposed on the Cemeteries by any governmental, quasi-governmental or public authority, utility or entity, any of which is imposed, assessed, levied or becomes due or payable or becomes a charge or lien upon or arises in connection with the use, occupancy or possession of the Cemeteries or any part thereof, or any Improvement thereon, during the Term (“Assessment” or “Assessments”). The terms “Assessment” and “Assessments” shall not include Tax Benefits, which are defined and addressed in Section 3.6.5, and shall not include Rollback Taxes, which are defined and addressed in Section 3.6.7.

(b) Subject to Section 3.6.2(c), the Assessments shall be payable as follows:

(i) Tenant shall be solely responsible for the first Five Hundred and Seventy-Five Thousand Dollars ($575,000) of aggregate Assessments in any Lease Year (the “First Cap”); and

(ii) Landlord shall be responsible for all Assessments in excess of the First Cap up to an additional aggregate amount in any Lease Year not to exceed Four Hundred and Twenty-Five Thousand Dollars ($425,000) (the “Second Cap”) but such responsibility shall only exist for Lease Years 1 through 11.

(c) Tenant shall be solely responsible for and pay: (i) all Assessments in excess of the Second Cap in any Lease Year; (ii) all Assessments in any Lease Year after Lease Year 11; and (iii) all Assessments attributed to increased Assessments resulting from Tenant’s alteration and/or improvements to the Cemeteries. For the avoidance of doubt, any increases in the Assessments that have occurred as a result of Tenant’s alteration and/or improvement to the Cemeteries shall be paid solely by Tenant and such increases not be included in determining whether the First Cap has been satisfied.

(d) Any Assessment for which the Landlord is responsible under Section 3.6.2(b)(ii) above (a “Deferred Assessment”) shall be paid by the Tenant to the appropriate taxing authority and Tenant may only recoup any such amount (i) prior to the end of Lease Year 11, by setting off such amount against amounts Tenant owes to Landlord for Additional Rent and other amounts payable by Tenant to Landlord and (ii) after the end of Lease Year 11, by setting off such amount against amounts Tenant owes to Landlord for Fixed Rent (including Deferred Fixed Rent), Additional Rent and other amounts payable by Tenant to Landlord. Except for the rights of setoff as provided in the foregoing clauses (i) and (ii) of this Section 3.6.2(d) and except as provided in Section 9.3, Landlord will not be required to actually remit funds to Tenant or any taxing authority to fund Landlord’s obligations under Section 3.6.2(b)(ii).

(e) Nothing contained herein shall require any party hereto to pay any (i) municipal, state or federal income taxes assessed against any other party hereto or (ii) other municipal, state or federal capital tax levied against any other party hereto.

3.6.3 In the event that any Assessment shall be payable, or shall be subject to conversion so that the same may be payable, in annual or other periodic installments, Tenant shall have the right to pay the same, or to convert the same so that they are payable, in such installments over the longest period available (in which event Tenant shall also pay any interest charged by the taxing authority for the privilege of paying in installments). Any of such installments that shall fall due after the expiration of the Term shall not be Tenant’s obligation to pay hereunder, except to the extent that any installment covers any time period within the Term in which event Tenant shall pay its pro rata share, including any interest, with respect to such time period no later than the Termination Date.

3.6.4 Tenant shall have the first right at any time during the Term to seek a reduction in the assessed valuation of the Cemeteries or any portion thereof (including, without limitation, any Improvement), or to contest any taxes that are to be paid, in whole or in part, directly or indirectly by Tenant; provided that Tenant shall provide Landlord with prior notice of, and an opportunity to comment on, and participate in, any such request for reduction or contest, and shall provide Landlord with a copy of the decision of the taxing authority; and provided, further, that in the event that Landlord provides notice to Tenant of Landlord’s intention to request a reduction or institute a contest, and Tenant determines not to request such reduction or institute such contest, Landlord shall have the right to request such reduction or institute such contest. In the event of an adverse decision, the party initiating the action (the “Initiator”) shall advise the other party of whether the Initiator is appealing such decision and, in the event that Initiator determines not to appeal such decision, the other party shall have the right to appeal such decision. Tenant and Landlord shall cooperate in any such request for reduction or contest. Any refund of taxes theretofore paid to the taxing authority shall be allocated and paid to the appropriate parties in accordance with Section 3.6.2; provided, however, that, any refund obtained for the Lease Year in which the Commencement Date or Termination Date shall occur shall be further prorated between Tenant and Landlord on a per diem basis, after Tenant shall first deduct therefrom and remit to the appropriate party the reasonable costs and expenses incurred by Tenant and Landlord (including, without limitation, reasonable attorneys’ fees) in connection with obtaining such refund. Landlord and Tenant shall cooperate with each other in all respects in connection with any action or proceeding commenced by either of them pursuant to this Subsection. If applicable law requires that such action or proceeding be brought by, or in the name of, Landlord and/or Tenant, Landlord and/or Tenant shall join therein or permit such action or proceeding to be brought in its name.

3.6.5 Tenant shall have the exclusive right at any time during the Term to apply for any and all tax credits, tax benefits, tax incentives and the like that may be or become available with respect to the Cemeteries or any portion thereof at any time during the Term (collectively, the “Tax Benefits”); provided that Tenant shall provide Landlord with prior notice of, and an opportunity to comment on, any such application and shall provide Landlord with a copy of the decision of the taxing authority. In the event of an adverse decision, Tenant shall advise Landlord of whether Tenant is appealing such decision and, in the event that Tenant determines not to appeal such decision, Landlord shall have the right to appeal such decision. Any Tax Benefits so awarded to the Cemeteries with respect to the Term shall be paid (or credited) to and retained by, Tenant (and if Landlord receives any payment on account of such Tax Benefits, it shall immediately forward or pay same to Tenant). Conversely, any Tax Benefits so awarded with respect to a period after the Termination Date shall be paid to, and retained by, Landlord. Any Tax Benefits obtained for the tax year in which the Commencement Date or Termination Date shall occur shall be prorated between Tenant and Landlord on a per diem basis, after Tenant shall first deduct therefrom and remit to the appropriate party the reasonable costs and expenses incurred by Tenant and Landlord (including, without limitation, reasonable attorneys’ fees) in connection with obtaining such Tax Benefits. Landlord shall cooperate with Tenant in all respects in connection with any application made by Tenant pursuant to this Subsection. If applicable law requires that such application be brought by, or in the name of, Landlord, Landlord shall join therein or permit such action or proceeding to be brought in its name. For the avoidance of doubt, this Section 3.6.5 and the term “Tax Benefits” shall not apply to real estate taxes or Assessments as discussed in Sections 3.6.2 through and including 3.6.4 above nor Rollback Taxes as discussed in Section 3.6.7.

3.6.6 All realty transfer taxes arising out of or in connection with the transfer of the leasehold rights granted to Tenant pursuant to this Lease, in connection with the transfer of the Cemeteries to Holdco as required by Section 1.4.1(v), or in connection with the Management Agreement, shall be borne in equal shares by the parties and shall be paid by Landlord and Tenant contemporaneously with the recording of the Memorandum of Lease described in Section 14.5 below and in connection with the transfer of the Cemeteries to Holdco, as required by Section 1.4.1(v), as applicable; provided however that the Landlord’s total aggregate share of transfer taxes pursuant to this Section 3.6.6 shall not exceed One Million Dollars ($1,000,000.00) with any excess borne by Tenant. The parties shall cooperate to reduce liability for realty transfer taxes to the extent practicable. The provisions of this Section 3.6.6 shall survive the expiration or earlier termination of this Lease. For the avoidance of doubt, this Section shall not apply to transfer taxes arising under transfers effected pursuant to Section 2.4, Section 2.5 or Section 2.8 of this Lease, which transfer taxes shall be paid as provided in such Sections.

3.6.7 Tenant acknowledges that, as of the Commencement Date, certain parcels comprising part of the Cemeteries (such parcels being more fully described in Schedule 3.6.7 attached hereto (collectively, the “Act 319 Parcels”) are beneficiaries of the “Clean and Green Program” promulgated under the Pennsylvania Farmland and Forest Land Assessment Act (referred to herein as, “Act 319”). Pursuant to this law, the Act 319 Parcels have been granted a reduction in their assessed value based upon a pledge to keep the lands undeveloped (such reduced assessed value referred to herein as the “Agricultural-Use Value”). Local real estate taxes are then calculated based upon the reduced assessed value that constitutes the Agricultural-Use Value resulting in proportional reduction of the applicable local real estate taxes assessed upon these parcels. Any cessation in the conservation uses of the Act 319 Parcels, including the development of these lands, may result in the revocation of the reduced assessments of the Act 319 Parcels and the assessment of rollback taxes equal to the amount of (i) taxes that would have been due and owing if calculated upon the fair market value of the Act

319 parcels and not the Agricultural-Use Value minus (ii) the reduced taxes paid based upon Agricultural-Use Value and, with respect to clause (i) and (ii), calculated over a time period of up to seven (7) years prior to the date the conservation uses are deemed to have ceased, plus an interest charge of six percent (6%) per year and civil penalties (collectively, “Rollback Taxes”).

In the event either Landlord or Tenant is notified by any governmental authorities as to a proposed revocation of the reduced assessments on any one or all of the Act 319 Parcels and/or a demand for Rollback Taxes, the parties hereto will cooperate with one another to file any and all requisite and appropriate appeals to contest the validity and scope of the rollback as well as the amount of any Rollback Taxes demanded by the applicable governmental authorities.

In the event that the rollback and Rollback Taxes are ultimately determined to be indefeasibly valid and enforceable, Landlord and Tenant shall each pay a pro-rata share of the Rollback Taxes calculated such that the Landlord’s pro-rata share shall encompass those Rollback Taxes allocated to the time periods immediately preceding the Commencement Date and Tenant’s share shall constitute those Rollback Taxes allocated to the time period commencing on the Commencement Date and all such days thereafter. Time periods after the Termination Date shall be Landlord’s responsibility. In the event that either party does not pay its share of the Rollback Taxes when due, the other party may pay such Rollback Taxes and seek to recover such amounts from the non-paying party, including, without limitation, by setoff of such Rollback Taxes against other amounts payable to the non-paying party.

3.7 Compliance with Law. During the Term, in addition to any obligations under Section 3.2, Tenant shall (a) make all repairs, replacements, alterations, additions or improvements to the Cemeteries that are required by any present or future requirement of law and (b) comply with all present and future laws, and the orders and regulations of all governmental authorities, as well as insurance carriers and underwriters, excluding Landlord’s Liabilities which Landlord shall be obliged to pay and perform. Tenant shall have the right to contest, by appropriate proceeding, without cost or expense to Landlord, the validity or application of any requirement of law or insurance requirement that Tenant legitimately deems unduly burdensome or inappropriate, and Landlord shall cooperate with Tenant in all respects in connection with any such contest.

3.8 Cooperation; Execution of Documents. Tenant shall cooperate with Landlord in carrying out the intent and purposes of this Lease. Tenant shall execute any documents reasonably necessary to permit Landlord to carry out the terms and obligations set forth herein.

3.9 Depreciation of Improvements. For the avoidance of doubt, Tenant shall have the right to depreciate any Improvements constructed by Tenant for Federal income tax purposes.

ARTICLE IV

DUTIES AND RIGHTS OF LANDLORD

4.1 Access to the Cemeteries. During the Term, Tenant shall have, and Landlord shall allow Tenant to have, free and unrestricted access to, quiet enjoyment and use of the Cemeteries and all personal and real property, including buildings within the Cemeteries, for the purpose of permitting Tenant to perform its operation and maintenance responsibilities set forth in this Lease. Such personal property may be used without charge at the discretion of Tenant and shall include, without limitation, equipment, furniture, tools and vehicles, all of which Tenant accepts in its current “as is, where is” condition as of the Commencement Date.

4.2 Cemeteries’ Records. During the Term, Tenant shall have access to all lists of present or former customers of the Cemeteries, all business books, documents, records, files, databases and reports relating to the Cemeteries as of the Commencement Date and necessary for Tenant to maintain and operate the Cemeteries (“Cemeteries’ Records”). Landlord shall have access at all times to the Cemeteries’ Records. Other than the Cemeteries’ Records, Tenant shall have no control of or responsibility for the books and accounts of Landlord.

4.3 Confirmation of Tenant’s Revenue. Tenant shall prepare and make available to Landlord unaudited semi-annual and reviewed annual financial reports on the operations of the Cemeteries prepared on an accrual basis. The annual financial reports shall be reviewed by StoneMor’s regularly engaged independent certified public accounting firm.

4.4 Endowment Care Fund. Any endowment care funds maintained by Landlord as of the Commencement Date shall be retained by Landlord as an asset of Landlord and all obligations and liabilities associated with such funds shall constitute part of Landlord’s Liabilities. Landlord shall not take any action, or omit to take any action, the effect of which would be to impose liability on the Tenant for Landlord’s endowment care funds. Landlord shall not dispose of its endowment care funds until after the Commencement Date and then only upon receipt of all applicable regulatory approvals, including Orphans’ Court approval.

4.5 The Landlord’s Funds. From time to time, Landlord shall apply such funds as are necessary to the payment of the Landlord’s Liabilities.

4.6 Intellectual Property. In connection with Tenant’s rights set forth in Section 3.3.8 hereof, Landlord shall have the right to monitor the use of the Landlord’s intellectual property to protect the exclusive ownership by Landlord of such intellectual property.

4.7 Cooperation; Execution of Documents. Landlord shall cooperate with Tenant in carrying out the intent and purposes of this Lease. Landlord shall execute any documents reasonably necessary to permit Tenant to carry out the terms and obligations set forth herein including, without limitation, sale of the Burial Rights in perpetuity and all related goods, merchandise and services to customers of the Cemeteries.

4.8 Negative Covenants. From and after the Effective Date hereof through the Termination Date, Landlord hereby covenants and agrees as follows:

4.8.1 Landlord shall not record any restriction against, or enter into any easement, lease, license agreement, service contract or any other agreement, or amend any existing agreement, granting to any person or entity any rights with respect to, the Cemeteries or any part(s) thereof or any interest whatsoever therein without Tenant’s consent, which consent may be withheld by Tenant in its sole and absolute discretion.

4.8.2 Landlord shall not sell, lease, license, assign, transfer, mortgage or otherwise encumber all or a portion of the Cemeteries or any rights appurtenant to the Cemeteries, or market, entertain or solicit offers to sell, operate, manage, lease or license with respect thereto, except as provided in Section 1.5.2.

4.8.3 Landlord shall not seek to change or modify the zoning classification of the Cemeteries or any portion(s) thereof, or, if applicable, any certificate(s) of occupancy for the Cemeteries or portion(s) thereof.

4.8.4 Landlord shall not sell, assign, transfer, pledge, grant any security interest in or otherwise hypothecate the membership units of Holdco or any part thereof in any manner whatsoever.

4.9 Archdiocese of Philadelphia Financial Statements. From time to time after the date hereof and during the Term, Tenant shall have the right to, and Landlord shall provide Tenant with the opportunity to, review the quarterly financial statements of the Archdiocese of Philadelphia (i) Office of Financial Services and (ii) Office of Catholic Cemeteries, during a Review Period (as hereinafter defined) by written request from Tenant to Archdiocese. Tenant shall have a period of thirty (30) days (the “Review Period”) to review such financial statements. The Review Period shall begin on the date that Landlord, after receiving Tenant’s request, provides written notice to Tenant that such financial statements are available for review (generally 45 to 60 days after the end of each calendar quarter). Such review shall take place at the offices of the Archdiocese during normal business hours. The right to review a particular quarter’s financial statements shall expire at the end of the Review Period for such quarter. From time to time after the date hereof and during the Term, Archdiocese shall provide to Tenant, upon request, copies of the audited financial statements of the (i) Office of Financial Services and (ii) Office of Catholic Cemeteries, when available. Tenant shall maintain the confidentiality of such financial information as required by Section 10.1.

4.10 Use of Cemeteries; Nondisparagement. During the Term, the Archdiocese shall foster the rite of Christian funeral and Catholic burial traditions consistent with Schedule 3.2.1, including recommendations to members of the Landlord that they purchase burial plots in the Cemeteries (excluding any portions sold pursuant to Section 2.5), to the same extent to which the Archdiocese currently does so. No party shall disparage the other party or any of their respective Affiliates or the Cemeteries.

4.11 Zoning Approvals. Landlord shall, at Tenant’s expense, cooperate with Tenant and sign and deliver all necessary applications and plans required to effectuate any Zoning Approvals. If applicable law requires that any action or proceeding for any Zoning Approvals be brought by, or in the name of, Landlord, Landlord, at Tenant’s expense, shall join therein or permit such action or proceeding to be brought in its name.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Duly Organized and Authorized by the Parties. Tenant warrants and represents that StoneMor is a limited partnership and that Operating, StoneMor Pennsylvania and Subsidiary are limited liability companies, in each case duly organized, validly existing and in good standing under the laws of their states of formation, with all requisite power and authority to execute this Lease and all agreements contemplated hereunder, and such action has been duly authorized by all necessary action by their respective directors, general partners, members and/or managers, as applicable. The Landlord warrants and represents that it possesses all requisite power and authority to execute this Lease and all associated agreements contemplated hereunder. Each party represents and warrants that: (i) the execution, delivery and performance of this Lease by such party has been duly and effectively authorized by, as applicable, all necessary corporate, canon and other action required of such party and no further action or consent is required in connection with such execution, delivery and performance of this Lease by such party; and (ii) this Lease has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

5.2 Execution and Delivery by Landlord. Neither the execution and delivery of this Lease and the other Transaction Documents by the Landlord nor the performance of its obligations hereunder and thereunder (a) violate, conflict with or result in a breach of any law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any organizational documents (i.e., charter, bylaws, operating agreement, partnership agreement or similar document), any note, deed, lease, instrument, permit, security agreement, mortgage, commitment, contract, agreement, order, judgment, decree, license or other instrument or agreement, whether written or oral, express or implied, including, without limitation, the Assumed Contracts, to which the Landlord is a party or by which any of the assets of the Landlord are bound, or (c) result in the creation or imposition of any liens with respect to the Cemeteries or its assets, except as provided herein.

5.3 Documents and Other Information Furnished By the Parties. The Landlord and Tenant warrant and represent to each other that all material documents and other material written information (including, without limitation, financial information) provided by one to the other as listed on Schedule 5.3 are materially correct and complete and do not contain any material misstatements or omit to state material facts necessary to make the information not misleading. Landlord acknowledges that Schedule 5.3 lists as one of the documents, the June 30, 2012 audited financial statements of the Office of Catholic Cemeteries. Landlord represents and warrants to Tenant that there has been no material adverse change in the condition (financial, physical or otherwise) assets, commercial relationships, prospects, business or operations of the Cemeteries since June 30, 2012.

5.4 Title; Legal Compliance; Pending and Future Assessments. Landlord hereby represents and warrants to Tenant that, except as set forth on Schedule 5.4: (a) Landlord is the sole fee owner of the Cemeteries, (b) to Landlord’s knowledge, the Cemeteries comply, in all material respects, with all applicable zoning and environmental laws and regulations, all fire codes and all other federal, state and local rules, regulations, laws, statutes and ordinances and (c) Landlord has no knowledge of any pending or future assessments or special real estate taxes against the Cemeteries.

5.5 Violations. Landlord hereby warrants and represents to Tenant that Landlord has received no notice of any violations of law affecting the Cemeteries that remain outstanding or unresolved. Notwithstanding anything to the contrary contained in this Lease, except to the extent caused by Tenant, its agents, contractors and employees, Landlord shall cure, at Landlord’s expense, and pay all fines, interest and penalties with respect to, any violations affecting the Cemeteries that exist prior to or as of the Commencement Date, whether or not noticed or of record as of the Commencement Date or thereafter.

5.6 Use; Restrictions; Lawsuits; Notice of Condemnation. Landlord represents and warrants to Tenant that, except as set forth on Schedule 5.6: (a) to the knowledge of Landlord, the current use of the Cemeteries are permitted by applicable law and, if applicable, the certificate(s) of occupancy for the Cemeteries, including without limitation, Improvements, (b) there are no restrictions of record (including, without limitation, declarations, covenants, easements, ground leases and/or mortgages) which would prohibit, interfere with, restrict or otherwise impair Tenant’s ability to use the Cemeteries in substantially the same manner currently being used by Landlord, and Landlord covenants and agrees that it shall not permit or suffer any such restrictions which would prohibit, interfere with, restrict or otherwise impair Tenant’s ability to use the Cemeteries for such uses, (c) Landlord has not received any notice of any actual or threatened action, litigation, or proceeding by any organization, person, individual or governmental agency against the Cemeteries or Landlord that impact the current uses, (d) Landlord has received no written notice of any pending or threatened taking or condemnation of the Cemeteries or any portion thereof, and (e) except for the Permitted Exceptions, the Cemeteries are free and clear of any leases, tenancies or claims of parties in possession. Landlord covenants that, at all times throughout the Term, it shall not interfere with, restrict or otherwise impair Tenant’s ability to use the Cemeteries for the uses permitted hereunder.

5.7 Assumed Contracts. The Assumed Contracts set forth on Schedule 3.2.12 constitute all of the contracts and agreements to which the Cemeteries are a party or by which the Cemeteries are bound or which are used in the operation of the Cemeteries. The Assumed Contracts are valid, binding and enforceable in accordance with their respective terms and are in full force and effect and no party is in breach thereof in any material respect. The Pre-/At-Need Contracts relate only to the sale of burial plots and mausoleums and none of such contracts represent an obligation to provide services or goods or merchandise on a pre-need basis.

5.8 Survival. All representations and warranties shall survive the Commencement Date for a period of three (3) years, except that (i) representations and warranties in Section 5.4 or relating to title or taxes shall survive the Commencement Date for a period of five (5) years, (ii) representations and warranties relating to environmental matters shall survive the Commencement Date for a period of ten (10) years and (iii) representations and warranties in Section 5.1 shall survive until the expiration of the applicable statute of limitations plus sixty (60) days. Claims based upon fraud or intentional misrepresentation shall survive the Commencement Date for the period provided by applicable law.

5.9 Completeness. All representations and warranties made by Landlord or Tenant in this Agreement and in all Officer’s Certificates delivered pursuant hereto, are, and as of the Commencement Date shall be, true, accurate and complete in all material respects. NEITHER PARTY MAKES ANY ADDITIONAL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. LANDLORD SPECIFICALLY DISCLAIMS ANY WARRANTIES AS TO THE CONDITION, FITNESS OR SUITABILITY OF ALL PROPERTY COVERED BY THIS LEASE, ALL OF WHICH IS BEING LEASED AS IS, EXCEPT AS OTHERWISE PROVIDED IN THIS LEASE.

5.10 Disclosures. To the extent that any information is specifically disclosed in any section or part of any Schedule attached to this Lease, it shall be deemed disclosed for the purposes of other sections of this Lease, and not just for the limited purpose of the particular section or part of the Schedule, to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other sections of this Lease.

ARTICLE VI

INSURANCE

6.1 By Tenant. During the Term, Tenant shall keep and maintain policies of insurance at such limits and upon such terms and conditions including coverage to the Cemeteries and its operations as set forth on Schedule 6.1 annexed hereto. Tenant shall name the Landlord and its Affiliates (using the language from Section 7.1.3) as an additional insured on its policies and provide the Archdiocese with endorsements and certificates that document the same.

6.2 By Landlord. Landlord represents and warrants to Tenant that, as of the date hereof, it has the insurance coverages for the Cemeteries of the types and in the amounts set forth on Schedule 6.2, all of which are occurrence policies except as set forth on such Schedule. Landlord covenants that it will keep such insurance policies (or replacement policies) and coverages in effect through the Commencement Date. Landlord shall name the Tenant and its Affiliates as an additional insured on its policies and provide the Tenant with endorsements and certificates that document the same. During the Term, Landlord shall keep and maintain policies of insurance at such limits and upon such terms and conditions as set forth on Schedule 6.2 annexed hereto and shall name Tenant and StoneMor and their respective Affiliates as an additional insured on its policies and provide the Tenant with endorsements and certificates that document the same.

6.3 Effect of Insurance. Neither the type, amount and term of any coverage required to be maintained by either party under this Lease, nor the fact that a party is named, or named another party, as an additional insured, shall be used as evidence of any party’s responsibility or obligation for events that arise related to this Lease.

ARTICLE VII

INDEMNIFICATION

7.1 By Tenant.

7.1.1 Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims, demands, charges, losses, damages, liabilities and obligations (including without limitation reasonable attorneys’ and accountants’ fees and other costs and expenses incurred as an incident thereto) arising out of, based on or relating to the Tenant’s Liabilities or the performance or breach of the Tenant’s obligations under this Lease or the breach of Tenant’s representations and warranties, including, without limitation, any injuries to Tenant’s representatives, agents and consultants entering upon the Cemeteries to conduct reviews, inspections and tests as provided in the last paragraph of Section 1.4.1 and any damage that may be caused by such tests, except that Tenant shall not be liable for any pre-existing conditions or contamination.

7.1.2 Loss of Tax Exemption.

(a) Tenant further agrees to indemnify and hold Landlord harmless from and against any liability for any income taxes imposed on Holdco arising from the inability of Holdco to qualify as a single member limited liability company wholly owned by the Archdiocese of Philadelphia which is treated as a disregarded entity for federal income tax purposes. It shall be a condition precedent to Landlord’s right to obtain such indemnification and hold harmless that Landlord has promptly complied with any written notice from the Tenant requesting the immediate dissolution or liquidation of Holdco and the transfer to Landlord of all property and other assets of Holdco. In the event of such request Tenant shall be solely responsible for all the cost and expense of the same, including, without limitation, deed preparation fees, transfer taxes and recording fees.

(b) If, at any point during the Term, either party reasonably believes that Landlord will have liability for income taxes imposed on Holdco arising from the inability of Holdco to qualify as a single member limited liability company wholly owned by the Archdiocese of Philadelphia which is treated as a disregarded entity for federal income tax purpose, it shall notify the other party in writing. The parties shall reasonably cooperate and take such actions as they mutually agree to obtain a tax exemption or eliminate or reduce the income taxes expected to be imposed, including the immediate dissolution or liquidation of Holdco and the transfer to Landlord of all property and other assets of Holdco, subject to the last sentence of Section 7.1.2(a).

7.1.3 Any indemnification in favor of Landlord hereunder shall be deemed to also be in favor of Holdco and Most Reverend Charles J. Chaput, O.F.M. Cap., Archbishop of Philadelphia (in his individual capacity and in his capacity as Archbishop), and his successors, and the Archdiocese of Philadelphia, and the parishes and the pastors (in their individual capacity and in their capacity as pastor) of the Archdiocese of Philadelphia, and all Affiliates, institutions, agencies and ministries of the Archdiocese of Philadelphia, whether or not incorporated, and all of their respective officers, directors, members, employees, volunteers, agents, and all of their respective successors and assigns.

7.2 By Landlord. Landlord agrees to indemnify and hold Tenant and its Affiliates, successors and assigns harmless from and against any and all claims, demands, charges, losses, damages, liabilities and obligations (including without limitation reasonable attorneys’ and accountants’ fees and other costs and expenses incurred as an incident thereto) arising out of, based on or relating to the Landlord’s Liabilities or performance or breach of the Landlord’s obligations under this Lease or the breach of Landlord’s representations and warranties; provided, however, that any indemnification by Landlord for environmental matters shall be governed by Section 12.1.

The provisions of this Article VII shall survive the expiration or earlier termination of this Lease.

ARTICLE VIII

CASUALTY OR TAKING

8.1 Casualty. With respect to each Cemetery, if any Improvements, or any part thereof, shall be damaged or destroyed by fire or other casualty, or ordered to be demolished by the action of any public authority in consequence of a fire or other casualty, this Lease shall remain in full force and effect, and Tenant shall, at its expense, proceed, with all reasonable dispatch, to repair or rebuild such Improvements, or what may remain thereof, so as to restore them as nearly as practicable to the condition they were in immediately prior to such damage or destruction; provided, however, that Tenant shall be under no obligation to repair or rebuild any Improvements constructed by Tenant to the extent that the failure to do so would not materially impair the ability to operate the Cemetery in question in the same manner in which it was operated immediately prior to the Commencement Date. All proceeds of insurance, whether paid to Tenant or Landlord, shall be made available to Tenant for the purpose of restoring such damage or destruction provided, however, that all proceeds of insurance payable with respect to Improvements constructed by Tenant shall be paid to Tenant. To the extent that the Tenant does not rebuild or repair any Improvement constructed by Tenant, the amount of the insurance proceeds received and retained by Tenant shall be deducted from the original cost of such Improvement for the purpose of calculating the unamortized amount payable to Tenant for

Development Capital Expenditures and Capital Equipment Expenditures, as applicable, under Section 9.3.2(c)(i) and Section 9.3.2(c)(ii), respectively. In no event shall the Fixed Rent reserved in this Lease, or any item of Additional Rent provided for here, be abated to any extent in the event of a fire or other casualty, regardless of the extent of the damage and regardless of the utility of such Improvements, or portions thereof, remaining undamaged at the Cemetery.

8.2 Eminent Domain. Landlord and Tenant shall each notify the other if it becomes aware that there will or might occur a taking of any portion of one or more of the Cemeteries by condemnation proceedings or by exercise of any right of eminent domain (each, a “Taking”). Landlord and Tenant shall have joint control over any proceedings with respect to any taking of the Cemeteries and Landlord and Tenant shall each be entitled to prove their respective claims based upon their respective interests in the Cemeteries, or such portion thereof as may have been taken. Tenant shall have the right to make a claim against the condemning authority for (i) Tenant’s loss of potential income, (ii) Tenant’s loss of its business goodwill, (iii) Tenant’s moving and/or relocation expenses and (iv) any other measure of damages, including the value of Tenant’s leasehold estate. Any settlement of such proceedings shall require the consent of both parties, which consent shall not be unreasonably withheld, conditioned or delayed. If either party reasonably withholds its consent, and the parties cannot agree to bifurcate the claims within 60 days thereafter, the parties shall jointly pursue approval of the applicable court or judicial body to bifurcate their respective claims. For purposes of this Lease, subject to Tenant’s consent, a sale in lieu of the exercise of eminent domain shall be deemed to constitute a Taking.

ARTICLE IX

DEFAULT; RESOLUTION OF DISPUTES, INCLUDING DEFAULT REMEDIES,

TERMINATION AND EXPIRATION

9.1 Default. The following shall constitute events of default for purposes of this Section 9.1:

9.1.1 Each of the following shall constitute a default by Tenant (“Tenant Default”) under this Lease:

(a) Tenant fails to make a payment when due to Landlord, and such failure continues for a period of fifteen (15) days after written notice of such failure from Landlord; provided, however, that Landlord shall not be required to give notice of default more than twice within any twelve (12) month period.

(b) Except as set forth in the preceding Section 9.1.1(a), Tenant defaults in the performance of its material duties, or defaults in the performance of or breaches any of its other material covenants, agreements or obligations under this Lease, including a failure to cooperate with Landlord, or under any Transaction Document, including without limitation, the Management Agreement, and such default or breach continues for a period of thirty (30) days after written notice of such default or breach from Landlord, unless such default cannot reasonably be cured within such thirty (30) day period, in which event Tenant shall have an additional sixty (60) days to cure such default, provided Tenant promptly commences such cure within such thirty (30) day period and continuously proceeds with such cure in a diligent manner;

(c) If all or substantially all of the assets of StoneMor or any party that is a Tenant hereunder are attached, seized, or levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, and the same is not vacated, stayed, bonded, dismissed, set aside or otherwise remedied within thirty (30) days after the occurrence thereof; and

(d) If (i) any petition is filed by or against any party that is a Tenant hereunder under the United States Bankruptcy Code or any similar state or federal law, whether now or hereafter existing and such Tenant fails to cause the same to be vacated, stayed or set aside within sixty (60) days after filing and (ii) such Tenant does not formally accept this Lease within two hundred and ten (210) days of such filing or within one hundred and twenty (120) days of such filing if there is a default by such Tenant of its material obligations under the terms of this Lease.

(e) If (i) any petition is filed by or against StoneMor under the United States Bankruptcy Code or any similar state or federal law, whether now or hereafter existing and StoneMor fails to cause the same to be vacated, stayed or set aside within sixty (60) days after filing; and (ii) Tenant does not, within the aforementioned sixty (60) day period, provide, in the reasonable opinion of Landlord, a replacement guarantor or sufficient collateral security for Tenant’s obligations hereunder.

9.1.2 Each of the following shall constitute a default by Landlord (“Landlord Default”) under this Lease:

(a) Landlord fails to make a payment when due to Tenant, and such failure continues for a period of fifteen (15) days after written notice of such failure from Tenant provided, however, that Tenant shall not be required to give notice of default more than twice within any twelve (12) month period;

(b) Except as set forth in the preceding Section 9.1.2(a), Landlord defaults in the performance of or breaches any of its material covenants, agreements or obligations under this Lease, including a failure to cooperate with Tenant, or under any Transaction Document, and such default or breach continues for thirty (30) days after written notice of such default or breach from Tenant, unless such default cannot reasonably be cured within such thirty (30) day period, in which event Landlord shall have an additional sixty (60) days to cure such default, provided Landlord promptly commences such cure within such thirty (30) day period and continuously proceeds with such cure in a diligent manner;

(c) If all or substantially all of the assets of the Cemeteries are attached, seized, levied upon or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, and the same is not vacated, stayed, bonded, dismissed, set aside or otherwise remedied within thirty (30) days after the occurrence thereof; and

(d) If any petition is filed by or against Landlord under the United States Bankruptcy Code or any similar state or federal law, whether now or hereafter existing and Landlord fails to cause the same to be vacated, stayed or set aside within sixty (60) days after filing.

9.2 Resolution of Disputes Including Default; Remedies.

9.2.1 Resolution of Disputes Including Default. In the event of a dispute including an alleged breach of or default under the terms or conditions of this Lease by either party, the following shall occur:

(a) The parties shall use reasonable efforts to resolve such dispute in good faith, including written notice and opportunity to cure and the presentation of the dispute to the Joint Advisory Committee.

(b) In the event the Joint Advisory Committee is unable to reach a resolution mutually satisfactory to the parties within ninety (90) days after the notice referred to in Section 9.2.1(a), either party may refer the dispute to mediation upon notice to the other party with costs to be shared by the parties.

(c) In the event mediation is unsuccessful in resolving the dispute within ninety (90) days after the notice referred to in Section 9.2.1(b), either party may pursue legal action through the courts or, if the other party agrees, another alternative dispute resolution process.

(d) As part of any final decision or award, the court or other decision-making tribunal may terminate this Lease upon such terms and conditions as provided in the decision of such court or decision-making tribunal subject to the provisions of Sections 9.2.2 and 9.3 hereof.

(e) Anything in this Section to the contrary notwithstanding, a non-breaching party shall have the right to immediately pursue legal action through the courts: (i) in the event of an alleged payment default under Section 9.1.1(a) or Section 9.1.2(a) that has not been cured; or (ii) to seek injunctive relief if such non-breaching party reasonably believes that an action or inaction by the other party is: (x) in material violation of the terms of this Lease; and (y) would cause the non-breaching party to incur irreparable harm if delay is encountered by following the process set forth in this Section 9.2.1.

9.2.2 Remedies.

(a) All Remedies. Subject to the provisions of Section 9.2.1 and this Section, the parties shall have all remedies available to them at law or in equity.

(b) Eviction or Repossession. Landlord shall not be permitted to seek to repossess the Cemeteries or evict Tenant unless this Lease has been terminated in accordance with Section 9.2.1 hereof.

(c) Self Help; Offset. If Landlord or Tenant have been ordered to perform certain obligations required under the Lease pursuant Section 9.2.1 hereof, and Landlord or Tenant, as the case may be, fail to perform any such obligations within a reasonable time frame, then Landlord or Tenant, as the case may be, shall have the right (but not the obligation) to perform such obligations and expend such sums of money as are reasonably necessary to accomplish the same, all for the account and at the expense of the other party. If Landlord or Tenant have been ordered to pay certain amounts to the other party pursuant to Section 9.2.1 hereof and Landlord or Tenant, as the case may be, fail to make such payment or payments within the later of: (i) the time frame so required; or (ii) six (6) months after a timely appeal of such order (but if no time frame is required or timely appeal is made, then within a reasonable time frame after the order), then, in addition to any other remedies available hereunder, the other party shall have the right to offset such amounts (1) in the case of amounts owed to Tenant, against Fixed Rent, Additional Rent or any other amounts due to Landlord under the Lease, and (2) in the case of amounts owed to Landlord, against any amounts then or in the future due to Tenant under the Lease. Anything in this Lease to the contrary notwithstanding, Tenant shall have the right to offset any Assessments payable by Landlord under this Lease that are not paid when due against any payment of Fixed Rent, Additional Rent or other amount payable by Tenant to Landlord (i) at any time after the end of Lease Year 11 or (ii) in connection with the payments payable to Landlord pursuant to Section 9.3.

(d) Termination Costs. Nothing in this Section shall limit or preclude Tenant from recovering any amount payable to it under Section 9.3.2.

9.3 Termination; Expiration; Repayment.

9.3.1 This Lease shall terminate (the “Termination Date”) on (a) the Expiration Date or (b) the earlier termination of this Lease pursuant to the provisions of Section 9.2.1(d) hereof or (c) upon 30 days notice of termination given by Landlord to Tenant at any time during Lease Year 11, subject to compliance with Section 9.3.2 (a “Lease Year 11 Termination”).

9.3.2 Upon the earlier termination of this Lease pursuant to the provisions of Section 9.2.1(d) or Section 9.3.1(c) (Lease Year 11 Termination) hereof or the expiration of this lease subject to the provisions of Section 1.3:

(a) (i) As a condition precedent to the effectiveness of termination: (x) (unless waived as a condition precedent by Tenant in its sole and absolute discretion), Landlord shall pay to Tenant the Lease Amortization Amount (as hereinafter defined); and (y) (unless waived as a condition precedent by Landlord in its sole and absolute discretion), Tenant shall pay to Landlord all amounts owed to Landlord hereunder, including, without limitation, the Deferred Fixed Rent as required by Section 2.2 if the Lease is terminated by Landlord pursuant to Section 9.2.1(d) as a result of a Tenant Default.

(ii) The “Lease Amortization Amount” means (i) in the event that the Lease is terminated by Landlord pursuant to Section 9.3.1(c) (Lease Year 11 Termination), the sum of fifty three million dollars ($53,000,000); (ii) in the event that the Lease is terminated by Tenant pursuant to Section 9.2.1(d) as a result of a Landlord Default, an amount equal to the product of fifty three million dollars ($53,000,000) multiplied by a fraction, the numerator of which is the difference between 21,900 and the number of days that this Lease has been in effect and the denominator of which is 21,900; or (iii) in the event that the Lease is terminated by Landlord pursuant to Section 9.2.1(d) as a result of a Tenant Default, an amount

(if a positive number) equal to the product of fifty three million dollars ($53,000,000) multiplied by a fraction, the numerator of which is the difference between 10,950 and the number of days that this Lease has been in effect and the denominator of which is 10,950; provided, however, that in the event of a termination as a result of a Landlord Default or a Tenant Default, each party shall have the right to all remedies and damages available to it at law or in equity, and the Lease Amortization Amount shall be independent of and in addition to any damages awarded as part of the dispute resolution process of Section 9.2.1 or otherwise by a court; provided, further however, that, except for the Lease Amortization Amount as calculated above, Tenant shall have no further claim on account of, or based upon, the Up-Front Rent. For the avoidance of doubt, a Lease Year 11 Termination is not a breach of this Agreement and, except for any breaches of the Lease by Landlord, Landlord shall have no liability other than as set forth in this Section 9.3.

(b) In the event that the Lease is terminated by Landlord pursuant to Section 9.3.1(c) (Lease Year 11 Termination), in addition to the Lease Amortization Amount, as a condition precedent to the effectiveness of termination (unless waived as a condition precedent by Tenant is its sole and absolute discretion), Landlord shall also pay to Tenant the amounts provided in Section 9.3.2(c).

(c) In addition, in all events, Landlord shall pay to Tenant the following amounts within thirty (30) days after Tenant provides Landlord with a statement of the calculation of the amounts due and reasonable documentation supporting such statement and calculation (the amounts set forth in this paragraph (c) and the Lease Amortization Amount are collectively referred to as the “Termination Costs”):

(i) an amount equal to the unamortized amount for each Development Capital Expenditure based on a straight line amortization schedule which shall equal ten (10) years;

(ii) an amount equal to the unamortized amount for each Capital Equipment Expenditure for equipment that Landlord elects to acquire based on a straight line amortization schedule which shall equal ten (10) years; and

(iii) the full amount of any Assessments payable by Landlord hereunder that have not been previously paid to Tenant, including Deferred Assessments, and all other amounts owed to Tenant hereunder, including, without limitation, any Rollback Taxes payable by Landlord that were paid by Tenant.

For the avoidance of doubt, Landlord shall not be required to pay Tenant for any Maintenance Capital Expenditures.

(d) In the event that the Lease is terminated by Landlord pursuant to Section 9.2.1(d) as a result of a Tenant Default prior to the end of Lease Year 11, Tenant shall pay to Landlord within thirty (30) days after notice of termination from Landlord: (i) any unpaid Deferred Fixed Rent; plus (ii) interest on the Deferred Fixed Rent (as calculated pursuant to Section 2.2(ii)), together with a statement of the calculation and reasonable documentation supporting such statement and calculation, along with all other amounts then owed to Landlord hereunder, including without limitation, any Rollback Taxes payable by Tenant that were paid by Landlord.

(e) The obligation to pay future unaccrued Fixed Rent and Additional Rent shall cease as of the Termination Date, provided however that if the Lease is terminated due to Tenant Default, Landlord shall have the right to all remedies and damages available to it at law or in equity, including damages based upon accrued and unpaid amounts under the Lease and future amounts of Fixed Rent payable as and when due under the Lease for the balance of the Term if the Lease was still in effect, subject to mitigation of damages. Landlord shall use its commercially reasonable efforts to mitigate its damages and lease or operate (or contract with a third party to operate) the Cemeteries after termination due to a Tenant Default and shall credit from time to time against the damages payable or paid by Tenant the amount of such rent or consideration received by Landlord for the period after the Termination Date and ending on the Expiration Date, less the costs and expenses of reletting or operating the Cemeteries. In lieu of all other remedies and damages provided in this Lease (except as provided in the next sentence) or at law or in equity, Landlord shall have the right to elect to receive an amount equal to the future amount of the aggregate Fixed Rent due under the Lease for the balance of the Term if the Lease was still in effect, less the fair rental value of the Cemeteries for such period, discounted to present value (using a discount rate equal to the prime rate of interest as published in the Wall Street Journal as of such date). Notwithstanding anything contained in this Section 9.3.2(e) to the contrary, Tenant’s obligations under Section 9.3.2(d) shall remain unchanged.

(f) Notwithstanding anything contained in this Lease to the contrary, any party may setoff any amounts required to be paid by it to the other party under this Section against amounts owed to it by such other party under this Lease or any Transaction Document.

9.3.3 Upon the Termination Date, this Lease shall become void and have no effect, without any further liability on the part of any of the parties, except for the provisions of this Article IX and Articles V, VI (but only with respect to a party’s right to make claims under insurance policies maintained for its benefit), VII and XII and the provisions of Sections 1.2 (second sentence), 3.5, 3.6.6, 3.6.7, 4.4, 10.1, 11.1, 14.2, 14.7, 14.8, 14.9, 14.10, 14.12, 14.14, 14.16, 14.20, 14.21, 14.22 14.23, 14.24 and 14.25, all of which shall survive termination of this Lease and provided that, if prior to any expiration or termination, Tenant shall have requested Landlord’s consent to any of the actions contemplated by Sections 2.4, 2.5 and/or 2.8, such Sections shall survive with respect to the matter that was the subject of such consent until completed, and except that no party shall be relieved of any liability for any breach of any provision of this Agreement, including without limitation, breaches of Sections 2.2 or 3.2. Notwithstanding anything contained in this Section 9.3.3 to the contrary, any specific time period set forth in this Lease, whether for the survival of a representation or warranty or otherwise, shall remain unchanged.

(a) Tenant shall provide to Landlord as promptly as practicable after the Termination Date (but in no event more than ten (10) days after the Termination Date) the following:

(i) Tenant shall assign to Landlord, free and clear of all liens and encumbrances, all of the contracts, agreements, leases, licenses, commitments and permits related to the Cemeteries, to the extent assignable, but excluding the Pre-/At-Need Contracts (which shall be retained by Tenant and performed in accordance with Section 9.5), all as of the Termination Date, and Landlord shall assume such obligations;

(ii) Tenant shall deliver either originals or copies of the Tenant’s Records to Landlord; and

(iii) Subject to compliance with Article XIII, Tenant shall transfer to the Landlord clear and valid title to, and possession of, all property and equipment at the Cemeteries purchased as Capital Equipment Expenditures, Development Capital Expenditures and Maintenance Capital Expenditures, provided, however, that Tenant may retain ownership and possession of any personal property (x) that has not been fully amortized pursuant to the provisions of Section 9.3.2(c) and (y) with respect to which Landlord, regardless of whether required to or not under this Lease, has not paid or reimbursed Tenant for the unamortized cost thereof as calculated pursuant to Section 9.3.2(c) (it being, understood, however, that Landlord shall be entitled (without the payment of any money therefor) to any property and equipment at the Cemeteries purchased as Capital Equipment Expenditures if it has been fully amortized).

(b) Tenant shall transfer to Landlord control of the Endowment Care Trust Funds as promptly as practicable (but in no event more than ten (10) business days) after Landlord has paid to Tenant, or made arrangements to pay to Tenant (acceptable to Tenant in its sole and absolute discretion), the balance of the Termination Costs; provided, however, that prior to such transfer, Tenant shall transfer current income from the Endowment Care Trust Fund to Landlord.

(c) Tenant shall terminate, withdraw and cancel any mortgage, memorandum or other document recorded or executed pursuant to Sections 13.2 or 14.5 of this Lease upon payment of the amounts provided in Section 9.3.2 and satisfaction of any further requirement of a final decision pursuant to Section 9.2.1(d).

(d) On the Termination Date, Tenant shall return the Cemeteries to Landlord maintained in the condition required by Section 3.2.1 and Section 3.2.14 and in at least as favorable condition as existed as of the Commencement Date in all material respects except for (i) the sale of Burial Rights and interments pursuant thereto and (ii) ordinary wear and tear.

(e) On the Termination Date, Tenant shall retain: (i) all Pre-/at-Need Contracts (which shall be performed in accordance with Section 9.5); (ii) all Receivables as of the Termination Date; and (iii) all Merchandise Trust Funds, subject to Tenant’s underlying obligations related to the establishment of such Merchandise Trust Funds and Landlord’s obligations under Section 9.5.

(f) Once it becomes reasonably certain that a Termination Date will occur within the next ninety (90) days, Landlord and Tenant agree to mutually cooperate with one another in taking all reasonable action to ensure a smooth and orderly transition of the Cemeteries and the maintenance, care and operation thereof. Without limiting the generality of the foregoing, the parties shall review the equipment of the Cemeteries and the unamortized cost thereof as of the Termination Date, to determine whether additional equipment is reasonably necessary for the operation of the Cemeteries after the Termination Date.

9.4 Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.5 Performance of Pre-/At-Need Contracts. Following the Termination Date, Tenant shall continue to be responsible for fulfillment of all Pre-/At-Need Contracts as of the Termination Date. Landlord shall, at the request of Tenant, as agent of Tenant, provide the following services to fulfill such Pre-/At-Need Contracts as and when such performance is required: (i) with respect to Pre-/At-Need Contracts for which a burial vault has been installed, Landlord shall provide grave opening and closing services for a total fee of $50 per burial payable by Tenant; (ii) with respect to Pre-/At-Need Contracts for which a burial vault has not been installed, Landlord shall provide burial vault installation and grave opening and closing services for a total fee of $150 per burial payable by Tenant; and (iii) with respect to Pre-/At-Need Contracts for mausoleum entombment or cremated remains entombment, Landlord shall provide such services for, as applicable, a total fee of $75 for mausoleum entombment and $35 for cremated remains entombment. Each of the foregoing amounts shall be adjusted as of the Termination Date by multiplying each such amount by the percentage increase in the Index (as hereinafter defined) between the Commencement Date and the Termination Date. “Index” means the Philadelphia Consumer Price Index for Urban Wage Earners and Clerical Workers (revised series) 1982—1984 = 100 (or such other reference base as may be utilized from time to time, with appropriate adjustment to reflect the change from the 1982-1984 base) issued from time to time by the Federal Bureau of Labor Statistics or any successor agency that shall issue said index or any other measure hereafter employed by the Federal Bureau of Labor Statistics (or successor) in lieu of such index. Tenant shall provide to Landlord burial vaults, monuments and markers to the extent previously paid for under any such Pre-/At-Need Contracts and required to perform such Pre-/At-Need Contracts for no additional consideration and Landlord shall install any such monuments and markers at no cost to Tenant.

ARTICLE X

CONFIDENTIALITY

10.1 Confidentiality. In connection with the performance of the obligations hereunder, each party acknowledges that it has had, and will continue to have, access to confidential information relating to the other party including the terms and conditions of this Lease. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its directors, officers, advisors, consultants and other representatives, with the consent of the other party or as required by law, in connection with the performance contemplated by this Lease. Each party shall cause such representatives to be bound by the terms of this Section 10.1. Notwithstanding the foregoing, each party may disclose this Lease, and the information and data in Tenant’s possession in connection herewith as required by, as applicable, securities or other laws and to their auditors and lenders, but shall advise them of the requirement to maintain the confidentiality of such information and data. This Section 10.1 shall not apply to any information that is (a) in the public domain through no fault on the part of the receiving party hereto or any employees, agents or representatives of such party, or (b) learned or discovered through any independent source that is not obligated to maintain such information as confidential. Because of the difficulty of measuring economic loss as a result of a breach of the foregoing covenants in this Section 10.1, and because of the immediate and irreparable damage that would be caused for which there may be no other adequate remedy at law, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants in this Section 10.1, such covenants may be enforced against them by injunction or restraining order.

ARTICLE XI

RIGHT OF FIRST OFFER UPON EXPIRATION OR EARLIER TERMINATION

11.1 Tenant’s Right of First Offer. If this Agreement terminates because the Expiration Date is reached or a Termination Date occurs due to either the Landlord exercising its option to terminate pursuant to Section 9.3.1(c) (Lease Year 11 Termination) or because of a Landlord Default under Section 9.1.2, then, for a period of twelve (12) months after the Expiration Date or such Termination Date (the “ROFO Period”), Tenant shall have the right of first offer to purchase the Cemeteries and associated assets at the then appraised fair market value determined in accordance with a mutually agreed upon process (“Tenant’s Right of First Offer”). Landlord may accept or reject Tenant’s Right of First Offer at its sole and absolute discretion; provided, however, that during the ROFO Period, Landlord shall be prohibited from selling, leasing, licensing, assigning, conveying, or otherwise transferring or disposing, directly or indirectly, all or any part of the Cemeteries to any other person or entity, or entering into an agreement to effect any of the foregoing or a management, operating or similar agreement for all or any part of the Cemeteries with another person or entity, (collectively, a “Triggering Transaction”) without first providing Tenant with the opportunity to match the third party offer in all material respects. Landlord shall provide Tenant with notice of the proposed Triggering Transaction together with a copy of the term sheet or form of definitive agreement for the Triggering Transaction (collectively, “Triggering Transaction Notice”) at least 45 days prior to the date that Landlord desires to enter into the agreement for the Triggering Transaction. Within fifteen (15) days after Landlord delivers such notice, Tenant shall notify Landlord in writing whether Tenant will offer to enter into the Triggering Transaction on the same terms and conditions in all material respects or whether it will not. Tenant’s failure to respond within such fifteen (15) day time period will be deemed a decision by Tenant to not offer to enter into the Triggering Transaction on the same terms and conditions in all material respects. If Tenant offers to enter into the Triggering Transaction on the same terms and conditions in all material respects as set forth in the Triggering Transaction Notice, the parties thereafter shall negotiate in good faith to enter into a definitive agreement with respect to such transaction. If Tenant does not offer to enter into the Triggering Transaction on the same terms and conditions in all material respects as set forth in the Triggering Transaction Notice, Landlord may enter into and complete the Triggering Transaction on the same terms and conditions as set forth in the Triggering Transaction Notice; provided, however, that any material change in the terms of the proposed Triggering Transaction shall be deemed to be a new proposed Triggering Transaction and shall require compliance with the terms of this Section. If more than one Triggering Transaction occurs during the ROFO Period, Landlord shall comply with the provisions of this Section with respect to each such Triggering Transaction. For the purpose of this Section11.1, the term “Cemetery” or “Cemeteries” shall mean the Cemeteries as defined in this Lease and the cemeteries that are the subject of the Management Agreement.

ARTICLE XII

ENVIRONMENTAL

12.1 Environmental Matters.

12.1.1 Landlord represents and warrants that any handling, transportation, storage, treatment or usage of Hazardous Material that has occurred or will occur on the Cemeteries prior to the Commencement Date shall be in compliance with all applicable Environmental Laws except as disclosed in Schedule 3.5 with respect to environmental matters. Landlord further represents and warrants that, to its knowledge, no leak, spill, discharge, emission or disposal of Hazardous Materials has occurred or will occur on the Cemeteries prior to the Commencement Date and that the soil, groundwater, soil vapor or other environmental media at, on, under to or from the Cemeteries is or will be free of hazardous Materials as of the Commencement Date. During the period beginning on the Commencement Date and ending on tenth (10th) anniversary of the Commencement Date (the “Indemnification Period”), Landlord shall indemnify, defend and hold Tenant harmless from any and all claims, judgments, damages (including, without limitation, natural resource damages), fines, penalties, costs, liabilities or losses, including, without limitation, reasonable attorney’s fees, reasonable consultants fees and reasonable expert fees which arise during or after the Term by reason of the presence of Hazardous Materials in the soil, groundwater, soil vapor or other environmental media at, on, under, to or from the Cemeteries based on or in connection with events occurring or conditions arising or accruing (a) prior to the Commencement Date or (b) during the Term which are caused or introduced by Landlord, its representatives or licensees or the employees or agents of any of them (such matters shall be collectively referred to as “Claims”); provided, however, that for the avoidance of doubt, the term “employees” as used in clause (b) shall exclude former employees of Landlord that have become employees of Tenant. If, however, during the Term of this Lease any governmental authority orders or mandates the remediation of Hazardous Materials from a Cemetery arising from conditions described in (a) and (b) above, Landlord shall promptly notify Tenant and commence with the remediation of said condition to the extent applicable Environmental Laws require the performance of such remediation (and provided Landlord is not contesting such Environmental Laws or the need to remediate such Hazardous Materials), within one hundred twenty (120) days thereafter (or such shorter period required by applicable Environmental Laws) by a qualified environmental consultant and take all steps and perform all required actions to remedy said condition in accordance with the governmental authority’s directive(s) and all applicable Environmental Laws, provided, however (a) Landlord shall be permitted, if authorized by such governmental authority, to implement the least expensive remediation necessary to meet the requirements of applicable Environmental Laws applicable to non-burial uses of the Cemeteries, (b) Landlord shall have complete control over all aspects of any legally required remediation and (c) Tenant agrees, at no out-of-pocket cost or expense to Tenant, to cooperate with Landlord in all respects in connection with such remediation, including, without limitation, executing any documents required by Landlord or applicable governmental authorities to approve, implement, settle or resolve the remediation.

12.1.2 Tenant covenants that any handling, transportation, storage, treatment or usage of Hazardous Material during the Term shall be in compliance with all applicable Environmental Laws. Tenant agrees to indemnify, defend and hold Landlord, its officers, agents, shareholders, principals, partners, heirs, assigns and successors, harmless from any claims, judgments, damages (including, without limitation, natural resource damages), fines, penalties, costs, liabilities or losses, including but not limited to reasonable attorneys’ fees, reasonable consultants’ fees and reasonable expert fees which arise during the Term or thereafter by the presence of Hazardous Materials in the soil, groundwater, soil vapor or other environmental media at, on, under, to or from the Cemeteries to the extent caused or introduced during the Term of this Lease by Tenant, its representatives or licensees or the employees or agents of any of them or any third party other than Landlord, its representatives or licensees or the employees or agents of any of them in violation of applicable Environmental Laws. Upon learning of Hazardous Materials introduced at any time during the Term of this Lease by Tenant, its representatives or licensees or the employees or agents of any of them or any third party other than Landlord, its representatives or licensees or the employees or agents of any of them at the Cemeteries in violation of applicable Environmental Laws, Tenant shall promptly notify Landlord and commence with the remediation of said condition to the extent applicable Environmental Laws require the performance of such remediation (and provided Tenant is not contesting such Environmental Laws or the need to remediate such Hazardous Materials), within one hundred twenty (120) days thereafter (or such shorter period required by applicable Environmental Laws) by a qualified environmental consultant and take all steps and perform all required actions to remedy said condition in accordance with all applicable Environmental Laws, provided, however (a) Tenant shall be permitted to implement the least expensive remediation necessary to meet the requirements of applicable Environmental Laws applicable to non-burial uses of the Cemeteries, (b) Tenant shall have complete control over all aspects of any legally required remediation and (c) Landlord agrees, at no out-of-pocket cost or expense to Landlord, to cooperate with Tenant in all respects in connection with such remediation, including, without limitation, executing any documents required by Tenant or applicable governmental authorities to approve, implement, settle or resolve the remediation.

12.2 Definitions. For purposes of this Lease:

(a) “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, codes, rules, regulations, ordinances, environmental permits, guidelines, standards and directives and all applicable agreements and judicial and administrative orders and decrees pertaining to health, safety or the environment, and all common law providing for any right or remedy with respect to environmental matters, each as currently in effect or hereinafter amended, adopted, promulgated or enacted.

(b) “Hazardous Materials” means any and all materials, pollutants, contaminants, wastes, chemicals or substances listed, defined, designated, classified or considered or regulated as dangerous, special, hazardous, toxic or radioactive, or any terms of similar import, under any applicable Environmental Laws, including petroleum and any derivation or by-product thereof, asbestos and asbestos-containing materials and PCBs.

ARTICLE XIII

LEASEHOLD FINANCING; MORTGAGING

13.1 Leasehold Financing. Tenant shall not encumber its leasehold estate in the Cemeteries, by means of a leasehold mortgage, deed of trust pledge or similar security device, except pursuant to a Permitted Leasehold Mortgage (as defined below). Tenant hereby represents and warrants to Landlord, and Landlord hereby acknowledges to Tenant, that: (a) Tenant is a party to a Third Amended and Restated Credit Agreement among StoneMor Operating LLC, as a Borrower, various subsidiaries thereof, including Tenant, as additional Borrowers, Bank of America, N.A., as Administrative Agent and Collateral Agent (together with its successors, assigns, agents and designees, the “Agent”), and the other lenders party thereto dated as of January 19, 2012, as the same may be amended, restated, amended and restated, extended, modified, renewed, supplemented, replaced, or refunded from time to time (the “Credit Agreement”); and (b) pursuant to the terms of the Credit Agreement, Tenant is obligated to execute and deliver a leasehold mortgage to Agent with respect to Tenant’s leasehold interest in the Cemeteries. Any leasehold mortgage required to be granted by Tenant to the Agent pursuant to the Credit Agreement shall be deemed to be a “Permitted Leasehold Mortgage”. Tenant shall deliver to Landlord: (i) a draft of any such Permitted Leasehold Mortgage as soon as reasonably practicable following Tenant’s receipt thereof (and, in any event, not less than five (5) business days prior to Tenant’s execution thereof); and (ii) a fully-executed copy of any Permitted Leasehold Mortgage within fifteen (15) days after Tenant’s execution thereof. Landlord hereby agrees that, so long as any Permitted Leasehold Mortgage shall remain in effect and unsatisfied of record and the underlying indebtedness which it secures remains outstanding or the commitments under the Credit Agreement remain in effect, the following provisions shall apply:

13.1.1 Landlord, upon giving Tenant any notice of any Tenant Default under this Lease, shall also give such notice to the Agent and its successors, assignees and/or designees.

13.1.2 Upon receipt of such notice, and subject to the terms and conditions of, and time periods set forth in, this Article 13, the Agent shall have the right, but not the obligation, to remedy such Tenant Default (other than a Non-Curable Default (as defined below)), or cause the same to be remedied, and Landlord shall accept such performance by or at the instance of the Agent as if the same had been made by Tenant.

13.1.3 Subject to Section 13.1.5 hereof, Landlord agrees not to terminate this Lease or Tenant’s right of possession of the Cemeteries, or to exercise any of Landlord’s other remedies under this Lease or to interfere with Tenant’s occupancy, use or enjoyment of the Cemeteries for any Tenant Default unless (a) Landlord has given to Tenant (to the extent that Landlord is required to give notice of such Tenant Default to Tenant pursuant to the terms of this Lease) and the Agent notice of such Tenant Default, which notice shall specify with particularity the nature of such Tenant Default, (b) such Tenant Default shall not have been cured by the

Tenant within the cure period provided therefor under Section 9.1.1 of this Lease, (c) Agent shall have failed to cure such Tenant Default: (i) with respect to any Tenant Default under Section 9.1.1(b) of this Lease (each, a “Non-Monetary Default”), within a period of thirty (30) days following the expiration of Tenant’s cure period set forth in Section 9.1.1(b) with respect to such Non-Monetary Default; or (ii) with respect to a Tenant Default under Section 9.1.1(a) of this Lease (each, a “Monetary Default”), within a period of five (5) business days following the expiration of Tenant’s cure period set forth in Section 9.1.1(a) for such Monetary Default. If any Non-Monetary Default that is curable by the Agent is of such a nature that it cannot be cured within the time period set forth the time period set forth in subsection (c)(i) of this Section 13.1.3, or cannot be cured without Agent obtaining possession of the Cemeteries, then the Agent shall be entitled to an additional ninety (90) day period to cure such Tenant Default, provided that Agent shall commence the cure within the thirty (30) day cure period set forth in Subsection (c)(i) above or within thirty (30) days after Agent obtains possession of the Cemeteries, if such Tenant Default cannot be cured by Agent without first obtaining possession of the Cemeteries, and shall thereafter diligently proceed to complete such cure. For the avoidance of doubt, the cure periods afforded to Agent under this Section 13.1.3 with respect to any Tenant Default shall not postpone, toll, hinder, delay or otherwise affect the time periods set forth in Section 9.2.1 hereof to the extent the same apply to such Tenant Default, except that Landlord shall not terminate this Lease or institute any action at law or in equity seeking termination of this Lease or possession of the Cemeteries so long as Agent or Subsequent Tenant (as defined in Section 13.1.9 below) complies with Section 13.1.9(a) and (b) below and pays Fixed Rent and Additional Rent as and when due hereunder. Notwithstanding the foregoing, nothing herein shall affect Landlord’s rights under Section 9.2.1(e)(ii) of this Agreement.

13.1.4 Reserved.

13.1.5 Notwithstanding anything to the contrary contained herein, if any Tenant Default cannot be cured because such Tenant Default arises under Section 9.1.1(c), (d) or (e) of this Lease or is otherwise personal to Tenant and not susceptible to cure by the Agent (any such Tenant Default, a “Non-Curable Default”), Landlord agrees that, for up to thirty days (30) days from the date upon which such Non-Curable Default occurred, it will not terminate this Lease or otherwise exercise its rights and remedies under the Lease solely with respect to such Non-Curable Default, so long as: (i) the Agent cures all other Tenant Defaults (other than any Non-Curable Default), including payment of past due Fixed Rent and Additional Rent and maintenance of insurance, within the cure periods provided in Section 13.1.3; and (ii) the Agent notifies Landlord, within such thirty (30) day period, in writing that Agent has commenced enforcement proceedings with respect to the Agent’s rights and remedies under the Permitted Leasehold Mortgage and continues thereafter diligently to prosecute such rights and remedies.

13.1.6 Reserved.

13.1.7 Upon the cure of a Monetary Default or Non-Monetary Default within the time periods set forth in Section 13.1.3 above, any notice of breach or default given by Landlord or any action of Landlord to terminate or exercise any remedies under this Lease or to otherwise interfere with the occupancy, use or enjoyment of the Cemeteries by reason thereof, shall be deemed rescinded without any further action by Landlord, Tenant or the Agent.

13.1.8 In addition to curing any Tenant Default (other than a Non-Curable Default), the Agent shall, during the period in which Agent is diligently pursuing its rights and remedies under a Permitted Leasehold Mortgage (the “Landlord Forbearance Period”), pay Fixed Rent and Additional Rent as the same shall become due and payable and, upon obtaining possession of the Cemeteries or acquiring Tenant’s interest under this Lease, shall be required to commence to cure all Tenant Defaults (other than Non-Curable Defaults) then outstanding, and thereafter diligently prosecute such cure to completion; provided, that: (a) the Agent shall not be obligated to continue such possession or to continue such enforcement proceedings after such Tenant Default shall have been cured; (b) within five (5) business days following the delivery of the notice specified in Section 13.1.5(ii) above, the Agent shall agree with Landlord in writing to comply during the Landlord Forbearance Period with all of the terms, conditions and covenants of this Lease (including, without limitation, any covenant or restriction with respect to the use of the Cemeteries, but excluding any obligation, term, covenant or condition that is personal to Tenant and therefore is not susceptible to performance by the Agent); and (c) during any such Landlord Forbearance Period, if Tenant is no longer operating the Cemeteries in accordance with this Lease, Agent shall use commercially reasonable efforts to engage or designate a third party to operate the Cemeteries, which third party shall be a cemetery operator reasonably acceptable to Landlord.

13.1.9 It is understood and agreed that the Agent, or its designees, or any purchaser in foreclosure proceedings (including a corporation formed by the Agent, any lender or any of the holder or holders of the obligations secured by the Permitted Leasehold Mortgage) (any such person, a “Subsequent Tenant”) may become the legal owner and holder of this Lease through foreclosure proceedings or by assignment of this Lease in lieu of foreclosure. Landlord covenants and agrees to recognize and accept any such Subsequent Tenant, provided: (a) such Subsequent Tenant cures or completes the cure of all Tenant Defaults (other than a Tenant Default arising under Section 9.1.1(c), (d) or (e) of this Lease) within the time periods set forth in Section 13.1.3(c)(i) above which time period shall commence on the day such Subsequent Tenant becomes the legal owner and holder of this Lease; and (b) such Subsequent Tenant shall (i) be a cemetery operator reasonably acceptable to Landlord, or (ii) retain an operator/manager for the Cemeteries reasonably acceptable to Landlord. Section 14.1 of this Lease shall not apply to a transfer of this Lease pursuant to this Section 13.1.9. For the avoidance of doubt, the cure periods afforded to a Subsequent Tenant under this Section 13.1.9 with respect to any Tenant Default shall not postpone, toll, hinder, delay or otherwise affect the time periods set forth in Section 9.2.1 hereof to the extent the same apply to such Tenant Default, except that Landlord shall not terminate this Lease or institute any action at law or in equity seeking termination of this Lease or possession of the Cemeteries so long as such Subsequent Tenant complies with (a) and (b) in this Section 13.1.9 and pays Fixed Rent and Additional Rent as and when due hereunder.

13.1.10 Tenant shall promptly notify Landlord upon the occurrence of any Event of Default under (and as defined in) the Credit Agreement (a “Credit Agreement Event of Default”). If the Agent undertakes to enforce its security interest in the Tenant’s assets as a result of such Credit Agreement Event of Default, Landlord will, subject to the terms and conditions set forth herein: (a) reasonably cooperate, at no charge to Landlord, with Agent in its efforts to assemble Personalty (as defined hereinafter) located at the Cemeteries; (b) permit Agent to remove the Personalty from the Cemeteries, or to operate, maintain, prepare for sale or lease, advertise, inspect, appraise, display, repair, lease, transfer and/or sell Personalty at the Cemeteries; and (c) not hinder actions of Agent in enforcing its security interest and rights in the Personalty. Agent may take possession of and remain on the Cemeteries for up to ninety (90) days following receipt of written notice by Landlord that the Lease has terminated, provided Agent pays the Fixed Rent and all Additional Rent that would accrue under the Lease (if it were still in effect) for the period that the Personalty remains at the Cemeteries and shall provide and retain liability and property insurance coverage required under this Lease when in possession of the Cemeteries. Prior to entering the Cemeteries, Agent shall pre-pay one month of Fixed Rent and Additional Rent to Landlord. All damage to the Cemeteries caused by removal of Personalty shall be repaired by Agent at its expense. In no event may the Personalty remain at the Cemeteries after the expiration of said 90-day period. If the Personalty remains at the Cemeteries after said 90-day period, Landlord’s waivers and agreements set forth in Sections 13.1.15, 13.1.16 and 14.18 (solely as to Agent) below shall be deemed null and void and of no further force or effect.

13.1.11 If the Agent or its assignee or designee or any other Subsequent Tenant succeeds to the interest of Tenant under this Lease and abides by the provisions hereof, Landlord will, provided the Agent or such Subsequent Tenant has complied with the provisions of this Section 13.1, recognize the Agent or such other Subsequent Tenant as the Tenant under this Lease, or if the Agent or such Subsequent Tenant so requests, enter into a new Lease pursuant to this Section 13.1.11. Upon the request of any Subsequent Tenant, Landlord agrees, subject to the foregoing conditions, to enter into a new lease with such Subsequent Tenant for a term expiring not later than the last day of the Term and upon the same covenants, agreements, terms and provisions contained in this Lease including, without limitation, Section 2.2 hereof, Section 2.3 hereof, any options to renew and/or to purchase, and/or rights of first refusal or offer contained therein. If such Subsequent Tenant enters into a new lease with Landlord, such Subsequent Tenant shall have the one-time right without Landlord’s consent to sublease one or more of the Cemeteries to one or more subtenants or assign the Lease or new lease to an entity designated by the Agent, provided that: (a) such Subsequent Tenant provides written notice to Landlord not less than thirty (30) days prior to such assignment or subletting; (b) in the case of an assignment such assignee assumes in writing all of Tenant’s obligations under this Lease or new lease from and after the effective date of such assignment; and (c) any such assignee or subtenant is a cemetery operator reasonably acceptable to Landlord. An assignment of this Lease pursuant to this Section 13.1.11 shall not be subject to Section 14.1 of this Lease. In addition to the foregoing, Landlord’s obligation to enter into any new lease under this Section 13.1.11 shall be subject to the following conditions: (i) such Subsequent Tenant shall have cured all existing Tenant Defaults in accordance with Section 13.1.19 hereof (except for a Tenant Default arising under Section 9.1.1(c), (d) or (e) of this Lease); (ii) such Subsequent Tenant shall make written request upon Landlord for such new lease within sixty (60) days after the date upon which such Subsequent Tenant acquired its interest in this Lease, such written request to be accompanied by payment to Landlord of all sums due to Landlord under this Lease (to the extent not previously paid); and (iii) such Subsequent Tenant shall pay to Landlord at the time of the execution and delivery of such new lease, any and all sums which would at the time of the execution and delivery thereof be due pursuant to this Lease.

13.1.12 If a termination of this Lease occurs prior to the expiration of the Term by reason of the rejection of this Lease or other action by a trustee, court or debtor in possession pursuant to the Federal Bankruptcy Code, as amended, or any other Federal, state or local insolvency laws, Landlord shall, provided Agent has complied with Section 13.1.5 above, give the Agent written notice that this Lease has been terminated, together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other Tenant Defaults then known to Landlord. The Agent shall, within sixty (60) days after receipt of such notice, thereupon have the option to obtain a new lease, which new lease shall be: (a) effective as of the date of termination of this Lease; (b) for a term expiring not later than the last day of the Term; and (c) upon all the agreements, terms, covenants and conditions hereof (including, without limitation, Section 2.2 and Section 2.3 hereof); provided, however, that during any such period for which Agent is the tenant under such new lease, Agent shall use commercially reasonable efforts to engage or designate a cemetery operator reasonably acceptable to Landlord to operate the Cemeteries.

13.1.13 Any notice or other communication which Landlord shall desire or is required to give to or serve upon the Agent shall be addressed to such Agent by notice in writing given to Landlord in accordance with Section 14.2 hereof. Any notice or other communication which the Agent shall desire or is required to give to or serve upon Landlord shall be deemed to have been duly given or served if sent in accordance with Section 14.2 hereof.

13.1.14 The Landlord acknowledges that the Tenant may install or affix or has installed or affixed on or to the Improvements trade fixtures belonging to the Tenant (such trade fixtures, machinery and equipment, together with all accessions and additions thereto, and substitutions, parts, replacements and proceeds thereof, whether now owned or hereafter acquired, are collectively referred to as the “Trade Fixtures”). Landlord further acknowledges that Tenant may locate or has located at the Cemeteries inventory and other personal property of the Tenant, including, without limitation, finished goods, work-in-process and raw materials (such inventory and other personal property, together with all proceeds and products thereof, whether now owned or existing or hereafter acquired or arising, are collectively referred to as the “Inventory”). Landlord further acknowledges that the Trade Fixtures and Inventory are or will be subject to a security interest of the Agent pursuant to the Security Agreement (as defined in the Credit Agreement) and the Permitted Leasehold Mortgage (the Trade Fixtures, the Inventory and any other personal property of the Tenant covered by the Security Agreement and the Permitted Leasehold Mortgage are collectively referred to as the “Personalty”). The foregoing notwithstanding, Agent agrees and acknowledges that it has, and shall have, no security interest in or lien upon any equipment or other assets (including, without limitation, the Existing Improvements) (the “Excluded Personalty”) located at or upon the Cemeteries, the legal title to which is held by Landlord immediately prior to giving effect to this Lease. Landlord represents and warrants that the personalty described on Schedule 13.1.14 attached hereto is an accurate and complete description of all of the Excluded Property.

13.1.15 Subject to Section 13.1.10 above, Landlord (a) agrees that the Trade Fixtures is and will remain personal property notwithstanding the manner in which it is installed or affixed to the Improvements, (b) waives any title, right or interest in the Trade Fixtures by reason of such installation or affixation, and (c) agrees that the security interest of the Agent in the Personalty granted pursuant to the Leasehold Mortgage and any other security interest, lien or other interest of the Agent in the Personalty now existing or hereafter arising shall be prior to any interest which the Landlord may now have or hereafter acquire in the Personalty pursuant to this Lease (other than the right of Landlord to acquire the Personalty in connection with the termination of this Lease in accordance with Section 9.3.3 hereof) or pursuant to any statute, law, ordinance, agreement or otherwise, and subordinates any such interest of the Landlord in the Personalty to the prior interest of the Agent.

13.1.16 Until the termination of the Credit Agreement and the commitments under the Credit Agreement are terminated and no longer in effect, and subject to Section 13.1.10 above, Landlord waives each and every right which Landlord now has or may hereafter have under the law of the Commonwealth of Pennsylvania or any other state, this Lease or any other agreement now in effect or hereafter executed by Landlord and Tenant, to levy or distrain upon the Personalty for rent, damages, or expenses, in arrears, in advance or both, or to claim or assert title to the Personalty (other than the right of Landlord to acquire the Personalty in connection with the termination of this Lease in accordance with Section 9.3.3 hereof).

13.1.17 Reserved.

13.1.18 If the Agent acquires the Cemeteries through foreclosure, or by any transfer of Tenant’s interest in this Lease in lieu thereof, or otherwise, the Agent will be liable only for matters accruing during such time as it is the lessee under this Lease, but not for any matters accruing prior or subsequent thereto, provided that the Agent has cured all Tenant Defaults (other than Non-Curable Defaults) in existence as of the date that the Agent acquires the Cemeteries through foreclosure or by transfer in lieu thereof, or otherwise, as provided under 13.1.3 above.

13.1.19 At any time after the Agent commences efforts to remedy a default or Tenant Default as permitted in this Section 13.1, the Agent may notify Landlord that it has relinquished possession of the Cemeteries or that it will not commence, continue or complete the cure of any Tenant Defaults, institute foreclosure or other proceedings or, if those proceedings have commenced, that is has discontinued such default cures or proceedings (such notice from the Agent to Landlord, a “Cure Termination Notice”), and, in that event, the Agent shall have no further liability from and after the date upon which it delivers the Cure Termination Notice to Landlord. Upon the delivery of a Cure Termination Notice, or upon the failure of the Agent to remedy a Tenant Default within the time periods proscribed in Section 13.1.3 above, Landlord shall have the unrestricted right to terminate this Lease and to take any other action it deems appropriate by reason of any Tenant Default and Agent shall have no further rights with respect thereto.

13.1.20 The provisions of this Section 13.1 shall be self-operative and shall benefit the holder of any Permitted Leasehold Mortgage of which Landlord has actual written notice. Notwithstanding the foregoing, Landlord shall, at the request of Tenant or the Agent, and at the sole cost and expense of Tenant or the Agent, enter into an agreement directly with the holder of such Permitted Leasehold Mortgage having terms and provisions identical to the provisions of this Section 13.1.

13.1.21 Notwithstanding anything set forth in this Section 13.1, upon (a) the early termination of this Lease in accordance with Sections 9.2.1(d) or 9.3.1(c) (or at any time at which Landlord would have the right to terminate this Lease in accordance with such Sections, but for this Article XIII), and (b) payment by Landlord to Agent of the sum of (x) the Lease Amortization Amount, plus (y) a reasonable estimation of all other Termination Costs calculated and determined in accordance with Section 9.3.2 hereof, Agent covenants and agrees to (i) release any liens or security interests in and to any personalty or equipment at the Cemeteries purchased by Tenant as Capital Equipment Expenditures, Development Capital Expenditures and Maintenance Capital Expenditures which either (A) has been fully amortized pursuant to Section 9.3.2(c) hereof, or (B) has not been fully amortized which Landlord elects to acquire pursuant to Section 9.3.2(c), (ii) execute and deliver a partial mortgage release of the Termination Costs and Damages Mortgages (as hereinafter defined) required to be delivered by Tenant under this Lease, and (iii) file any UCC Amendments reasonably requested by Landlord to evidence the release of Agent’s security interest in any such personalty or equipment.

13.1.22 Landlord hereby confirms and agrees that the provisions of Section 13.1.1 through 13.1.21 shall apply equally to any lenders under refinancing of the Credit Agreement or other similar senior debt financing arrangements entered into by Tenant from time to time. In furtherance thereof, the provisions of Section 13.1.1 through 13.1.21 shall be read so that (a) any such future lender or lenders shall be deemed to be included in the definition of “Agent”, (b) any future loan, credit facility or other financing agreement shall be deemed to be included in the definition of “Credit Agreement” and (c) any leasehold mortgage that is required to be delivered pursuant to such loan, credit facility or other financing agreement shall be deemed to be included in the definition of “Permitted Leasehold Mortgage”.

13.1.23 With respect to a Permitted Leasehold Mortgage, Landlord hereby covenants and agrees that the rights of the Agent, its successors and assigns, and any holder of a Permitted Leasehold Mortgage set forth herein shall govern and control the rights and remedies of the Agent and the duties and obligations of the Landlord with respect to a Permitted Leasehold Mortgage.

13.1.24 Agent shall be entitled to enforce the provisions of this Article XIII as a third party beneficiary.

13.2 Security for Payment of Termination Costs and Damages. On the Commencement Date, Landlord shall provide Tenant with the Mortgages and Security Agreement (Archdiocese) and Security Agreement (Holdco) encumbering each of the Cemeteries (collectively, the “Termination Costs and Damages Mortgages”) to serve as security for the payment of Termination Costs pursuant to Section 9.3.2 of this Lease and any other damages and amounts to which Tenant may become entitled under this Lease or any Transaction Document (collectively, “Termination Costs and Damages”). The Termination Costs and Damages Mortgages shall, among other things, provide that Tenant may commence foreclosure proceeding against Landlord and the Cemeteries if Landlord fails to repay the Termination Costs and Damages within thirty (30) days of the date on which any such Termination Costs and Damages are due to Tenant. Tenant shall promptly upon payment to Tenant of the Termination Costs and Damages record a mortgage satisfaction and release (in form and substance mutually acceptable to Landlord, Tenant and Agent in each jurisdiction in which the Termination Costs and Damages Mortgages are recorded. Landlord acknowledges that any such Termination Costs and Damages Mortgages may be assigned to Agent as collateral security for Tenant’s obligations under the Credit Agreement; provided, however, Agent agrees to execute any documents reasonably requested by Landlord in connection with a partial mortgage release of the Termination Costs and Damages Mortgages required to be delivered by Tenant under this Lease.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Assignment, Subletting, etc. by Tenant. This Lease may not be assigned, transferred (including through operation of law or change of control) or sublet by any party comprising the Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant shall have the right, without Landlord’s consent but upon fifteen (15) days notice to Landlord accompanied by a copy of the relevant documents of assignment, transfer or sublease, to assign or transfer this Lease or any interest herein or sublet the Cemeteries or any portion thereof to (a) entities controlled by StoneMor (“StoneMor Affiliate”) and (b) any third party and/or its Affiliates which acquires a majority of all cemeteries owned by all StoneMor Affiliates (whether through sale, stock sale, merger, consolidation, division, recapitalization, lease or other form of acquisition). Upon any assignment of this Lease pursuant to this Section 14.1 (other than to a StoneMor Affiliate), Tenant and StoneMor shall be relieved of all liabilities and obligations under this Lease and Landlord shall look solely to the assignee or transferee for performance under this Lease and all obligations hereunder subject to Landlord reasonably concluding, based upon information and representations provided by Tenant, that the assignee has, or will have after giving effect to the to the transactions giving rise to such assignment, the financial capability, industry experience and industry reputation equal to or greater than that of Tenant and reasonably sufficient to fulfill all of Tenant’s obligations hereunder. For the purposes of this Lease, “Affiliate” of a person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. In no event shall the Tenant’s exercise of rights under Section 2.8 be deemed a violation of this Section.

14.2 Notices; Deemed Consent. Any notice or demand which, under the terms of this Lease or under any statute, must or may be given or made by the parties hereto, shall be in writing, and shall be given or made by sending the same, charges prepaid, by Federal Express or another nationally recognized overnight courier, addressed to Landlord at Archdiocese of Philadelphia, 222 N. 17th Street, Philadelphia, Pennsylvania 19103, Attention Chief Financial Officer, with a copy to Archdiocese of Philadelphia, 222 N. 17th Street, Philadelphia, Pennsylvania 19103, Attention General Counsel and to Tenant at c/o StoneMor Operating LLC, 311 Veterans Highway, Suite B, Levittown, PA 19056, Attention: Lawrence Miller, Chief Executive Officer with a copy to Blank Rome LLP, One Logan Square, 18th & Cherry Street, Philadelphia, PA 19103-6998, Attention: Lewis J. Hoch, Esq. Either party, however, may designate in writing such new or other address or addresses to which such notice or demand shall thereafter be so given, made or mailed. Any notice sent hereunder as aforesaid shall be considered to be given upon the receipt or refusal of delivery by the recipient thereof as recorded in the business records of such overnight courier. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given. Whenever the consent of one party (the “Requested Party”) is requested by the other party (the “Requesting Party”) pursuant to any provision of this Lease and the standard for such consent is that it is not to be unreasonably withheld, conditioned or delayed (or words of similar effect), the Requested Party shall irrevocably be deemed to have given such consent if it does not reply in writing to the Requesting Party within five (5) business days after it shall have received a second written copy of such request from the Requesting Party together with appropriate documentation, delivered as provided above. The second notice cannot be sent before thirty (30) days after the first notice and it must include a statement reminding the Requested Party of this deemed approval provision. If the standard for consent is sole and absolute discretion (or words of similar effect) and the Requesting Party receives no response to its first request, the consent shall be deemed denied. For the avoidance of doubt, if no standard for consent is stated, then the applicable standard shall be deemed to be sole and absolute discretion.

14.3 Quiet Enjoyment. Landlord agrees that Tenant shall and may peaceably and quietly have, hold and enjoy the Cemeteries during the Term without any manner of hindrance, disturbance or interference from Landlord or anyone claiming under or through Landlord, subject to the covenants and conditions of this Lease.

14.4 Exclusivity; Non-Competition. During the Term of this Lease, Landlord shall not, directly or indirectly, through any corporation, partnership, limited liability company, joint venture or other entity or otherwise own, manage, operate, control, lease or have any financial interest in any corporation, partnership, limited liability company, joint venture or other entity which owns or operates cemeteries (other than the cemeteries owned by the Landlord as of the date hereof) or sells goods, merchandise or services related to cemeteries, funeral homes or crematoria anywhere within the Counties of Bucks, Chester, Delaware, Montgomery and Philadelphia, Pennsylvania, nor enter into any discussion concerning such arrangement without the prior written consent of Tenant in its sole and absolute discretion; provided, however, that the ownership by Landlord for investment purposes of not more than five percent (5%) of the stock of a publicly traded company engaged in any such business shall not be a breach of this covenant. Landlord acknowledges that irreparable injury would be sustained by Tenant in the event of Landlord’s breach of any of the covenants contained in this Section, which injury could not be remedied adequately by the recovery of damages in an action at law. Accordingly, Landlord agrees that, upon a breach or threatened breach by Landlord of any of such covenants, Tenant shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not place an undue hardship on Tenant. If any court determines that any of the provisions of this Section are invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section, or any part hereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted. Tenant acknowledges that certain parishes within the Archdiocese of Philadelphia operate small cemeteries. Tenant acknowledges and agrees that the continued operation of the same by such parishes and any administrative and back-office assistance provided by the Archdiocese with respect to the same, consistent with the current level of assistance, shall not be deemed a violation of this Section 14.4, it being understood that this provision shall not affect or diminish the obligations of the Archdiocese under Section 4.10.

14.5 Recording and Transfer Taxes. On the Commencement Date, each party hereto agrees to execute (a) the Memorandum of Lease with respect hereto in recordable form in compliance with applicable statutes, and (b) any transfer tax or other forms required to record the Memorandum of Lease. The Memorandum of Lease shall not in any circumstance be deemed to modify or to change any of the provisions of this Lease. Tenant and Landlord shall share equally any and all costs or recording charges (including, without limitation, transfer taxes, if any, subject to Section 3.6.6) payable in connection with the recording of the Memorandum of Lease.

14.6 Force Majeure. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, significant fire or other material casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, or other causes beyond such party’s reasonable control, shall not be counted in determining the time during which act must be completed, whether or not such time shall be designated by a fixed date, a fixed time or “a reasonable time”, provided, however, that nothing contained herein shall relieve Tenant from the timely payment of Fixed Rent, Additional Rent and all other charges payable under this Lease or Landlord from the timely payment of any amounts payable under this Lease.

14.7 Applicable Law and Construction. This Lease shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of laws. This Lease may be amended only by an agreement in writing executed by all of the parties hereto. No party shall be deemed in any way or for any purpose, to have become, by the execution of this Lease or any action taken thereunder, a partner of any other party in its business or otherwise a joint venturer or member of any enterprise of any other party. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those names above and their respective permitted successors and permitted assigns, and those claiming through or under them respectively. No provision of this Lease or any Transaction Document will be interpreted in favor of, or against, any of the parties to this Lease or any Transaction Document, as applicable, by reason of the extent to which any such party or its counsel participated in the drafting hereof or thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. Unless repugnant to the context, the words “including” or “included” shall be deemed to be followed by the words “without limitation”.

14.8 Broker. Each party represents to the other that such party has dealt with no broker in connection with this Lease, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker who alleges that it has dealt with the indemnifying party in connection with this Lease. The provisions of this Section shall survive the expiration or termination of this Lease.

14.9 Independent Contractor. Landlord and Tenant are independent contracting parties. Nothing in this Lease shall be construed to create between the parties a relationship of principal and agent, employer and employee, partners or joint venturers. Neither Landlord nor Tenant shall have any right, power or authority to act for or enter into binding agreements on behalf of the other party unless expressly authorized in this Lease.

14.10 No Assumption of Liability for Negligence or Intentional or Willful Misconduct.

14.10.1 Nothing herein shall be construed to be an assumption of any liability by Tenant for the acts or omissions of Landlord resulting in claims, injury or damages, including attorneys’ fees and costs arising from the negligence or intentional or willful misconduct of Landlord or its agents. This covenant shall survive termination of this Lease.

14.10.2 Nothing herein shall be construed to be an assumption of any liability by Landlord for the acts or omissions of Tenant resulting in claims, injury or damages, including attorneys’ fees and costs, arising from the negligence or intentional or willful misconduct of Tenant or their agents. This covenant shall survive termination of this Lease.

14.11 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the rent or any other charges then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover and balance of such installments or pursue any other remedy expressly provided in this Lease.

14.12 Entire Agreement. This Lease, together with the Exhibits and Schedules hereto, and the Transaction Documents, state the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. Each party agrees and acknowledges that it is not relying on any representations or warranties of the other party except as set forth herein.

14.13 Estoppel Certificate. Either party shall, within fifteen (15) business days after receiving a written request from the other party, make a statement in writing certifying:

14.13.1 whether the Term has commenced, setting forth the Commencement Date, the rent commencement date and the Expiration Date;

14.13.2 that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modification(s));

14.13.3 whether to its actual knowledge (without independent investigation) there are then existing any offsets or defenses against the enforcement of any of such party’s covenants hereunder (and, if so, specifying them);

14.13.4 the dates to which the Fixed Rent, Additional Rent and all other amounts to be paid by Tenant hereunder have been paid in advance, if at all;

14.13.5 whether to its actual knowledge (without independent investigation) there are any uncured defaults by the other party, and, if defaults are claimed, stating the facts giving rise thereto; and

14.13.6 such other factual statements as may be reasonably requested.

14.14 Waiver of Trial by Jury. Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other, upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Cemeteries, and/or any claim of injury or damage.

14.15 Title Insurance Policy. Landlord acknowledges that Tenant intends to obtain a leasehold title insurance policy in connection with this Lease and a lender’s title insurance policy in connection with the Mortgages, each at Tenant’s sole cost and expense. Within ten (10) days following Tenant’s request, Landlord shall execute such indemnities, affidavits and/or other documents and deliveries as the title company from which Tenant intends to obtain such title insurance policies shall reasonably require.

14.16 Holdover. In the event Tenant continues in use and occupancy and holds over in possession of the Cemeteries after the expiration of the Term, this Lease shall convert to a month to month tenancy on the same terms and conditions as in effect upon the expiration of the Term. Such a holdover shall represent a default by Tenant hereunder. In addition to all legal rights and remedies, in the event of such holdover, Tenant shall owe Landlord an amount equal to 1.5 times the Fixed Rent for Lease Year 35, prorated for the period of the holdover. For the avoidance of doubt, Tenant shall not be considered to have held over the Term of the Lease if Landlord, in breach of the terms of this Lease, shall have failed to pay the Lease Amortization Amount and any amount required by Section 9.3.2(b), if applicable, in full.

14.17 Joint Advisory Committee. Landlord and Tenant shall appoint a joint operating committee (the “Joint Advisory Committee”) comprised of six representatives, three of whom shall be appointed by Landlord and three of whom shall be appointed by Tenant. The chairperson of the Joint Advisory Committee shall alternate annually between representatives of Landlord and Tenant, beginning with Landlord. The purpose of such committee shall be to foster an ongoing cooperative relationship between Landlord and Tenant. The Joint Advisory Committee shall consider such matters as provided herein or as may be referred to it by Landlord or Tenant. Recommendations of the Joint Advisory committee shall be advisory only and shall not be binding on Tenant or Landlord. The Joint Advisory Committee shall meet quarterly and upon notice of the chairperson or three or more representatives. At the request of Landlord, the agenda for any meeting shall include: (i) a discussion about the current equipment needs that are reasonably necessary for the operation of the Cemeteries and (ii) the reasonableness of the amounts set forth in Section 9.5.

14.18 Tenant’s Property and Waiver of Landlord’s Lien. Any personal property, including but not limited to, equipment, furniture, tools, vehicles, buildings and furnishings installed in or placed at the Cemeteries by Tenant (“Tenant’s Personal Property”), shall remain the property of Tenant. Landlord agrees that Tenant shall have the right, at any time or from time to time, to remove any and all of Tenant’s Personal Property. From time to time, some or all of Tenant’s Personal Property may be financed or owned by someone other than Tenant. To the extent that any of Tenant’s Personal Property is financed or owned by someone other than Tenant, Landlord agrees that such Tenant’s Personal Property is not Landlord’s property and consents to and agrees to recognize the rights of the lender, owner, secured creditor or lessor (“Secured Party”) of Tenant’s Personal Property. Landlord hereby waives each and every right which Landlord now has or may hereafter have under the law of the Commonwealth of Pennsylvania or any other state, this Lease or any other agreement now in effect or hereafter executed by Landlord and Tenant, to levy or distrain upon Tenant’s Personal Property for rent, damages, or expenses, in arrears, in advance or both, or to claim or assert title to same. Landlord agrees that if confirmation of said waiver is requested by Tenant or Secured Party, to sign and deliver to Tenant or any Secured Party a waiver of any lien Landlord may have on Tenant’s Property within fifteen (15) days or request thereof, in form and substance reasonably acceptable to Tenant and Secured Party. Notwithstanding anything contained herein to the contrary, nothing in this Section 14.18 shall change Tenant’s obligations as set forth in Section 9.3.3.

14.19 Counterparts. This Lease may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

14.20 Fees and Expenses. Except as otherwise provided in this Lease, all fees and expenses incurred by any party to this Lease or its Affiliates on its behalf in connection with this Lease or the transactions contemplated by this Lease (“Expenses”) shall be paid by the party incurring such Expenses, whether or not the Lease commences. In the event that: (a) this Lease is terminated due, whether solely or in part, to the failure or inability to obtain Orphan’s Court Approval and (b) within one (1) year after such termination, the Landlord or its Affiliate effects, or enters into an agreement to effect (which agreement is subsequently consummated in all material respects, whether before or after the expiration of such one (1) year period), a Triggering Transaction, then Landlord shall promptly reimburse Tenant for its reasonable Expenses in an amount up to, but not exceeding $250,000.

14.21 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Lease were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

14.22 Guaranty. StoneMor hereby joins this Lease solely for the purposes of fully guarantying the payment and performance of all of Tenant’s obligations under this Lease including, without limitation, any monetary damages. In accordance therewith, StoneMor hereby guarantees to Landlord and its successors and assigns and agrees to pay, if Tenant fails to do so, Fixed Rent and Additional Rent and other monetary obligations and monetary damages owed by Tenant in accordance with the terms and conditions of this Lease, and to otherwise perform Tenant’s obligations in each and every situation where Tenant fails to do so.

14.23 Nature of Obligations of Parties. The obligations of the Operating, StoneMor Pennsylvania and Subsidiary, as “Tenant” hereunder, shall be joint and several. The obligations of Archdiocese, and after the execution and delivery of the Assignment, Assumption and Joinder Agreement, Holdco, as “Landlord” hereunder, shall be joint and several.

14.24 No Third Party Beneficiaries. Nothing in this Lease, expressed or implied, is intended to confer upon any third person or entity any rights or remedies under or by reason of this Lease, except as provided in Section 13.1.24.

14.25 Severability. The parties hereto intend all provisions of this Lease to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. The illegality or unenforceability of any provision of this Lease shall not affect the legality or enforceability of any other provision in this Lease.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this day and year first above written.

TENANT

STONEMOR OPERATING LLC, a Delaware limited liability company

By:	/s/ Lawrence Miller
Name: Lawrence Miller Title: Chairman

STONEMOR PENNSYLVANIA LLC, a Pennsylvania limited liability company

By:	/s/ Lawrence Miller
Name: Lawrence Miller Title: Chairman

STONEMOR PENNSYLVANIA SUBSIDIARY LLC, a Pennsylvania limited liability company

By:	/s/ Lawrence Miller
Name: Lawrence Miller Title: Chairman

STONEMOR, solely in its capacity as guarantor STONEMOR PARTNERS L.P., a Delaware limited partnership

By:	/s/ Lawrence Miller
Name: Lawrence Miller Title: Chairman

[signatures continued on next page]

LANDLORD

THE ARCHDIOCESE OF PHILADELPHIA

By:	/s/ Daniel J. Kutys
Name:	Monsignor Daniel J. Kutys
Title:	Moderator of the Curia, Attorney-in-fact for Most Reverend Charles J. Chaput, O.F.M., Cap, Archbishop of Philadelphia

[signatures continued from prior page]

Exhibit I

MANAGEMENT AGREEMENT

AMONG

THE ARCHDIOCESE OF PHILADELPHIA

AND

STONEMOR OPERATING LLC,

STONEMOR PENNSYLVANIA LLC

AND

STONEMOR PENNSYLVANIA SUBSIDIARY LLC

This Management Agreement (this “Agreement”) is entered into as of the 26th day of September 2013, by and among the Archdiocese of Philadelphia, an archdiocese organized and existing under and governed by Canon Law of the Roman Catholic Church and recognized by the Commonwealth of Pennsylvania as a nonprofit religious organization (the “Archdiocese”), and StoneMor Operating LLC, a Delaware limited liability company (“StoneMor”), StoneMor Pennsylvania LLC, a Pennsylvania limited liability company (“StoneMor Pennsylvania”), and StoneMor Pennsylvania Subsidiary LLC, a Pennsylvania limited liability company (“Subsidiary” and together with StoneMor and StoneMor Pennsylvania, “Operators”). StoneMor Partners L.P., a Delaware limited partnership (“SPLP”), hereby joins in this Agreement for the purpose of guarantying all of Operators’ obligations under this Agreement.

WITNESSETH:

WHEREAS, the Archdiocese operates the cemeteries located at the addresses set forth on Schedule A (collectively, the “Cemeteries”);

WHEREAS, the Archdiocese wishes to contract with a professional operator of cemeteries in order to secure the future operation of the Cemeteries and to provide the necessary resources for anticipated maintenance and capital improvements;

WHEREAS, the Operators have the resources and expertise necessary to operate, maintain and improve the Cemeteries in accordance with the terms and subject to the conditions of this Agreement;

WHEREAS, the Archdiocese has decided to retain the services of the Operators to operate, maintain and improve the Cemeteries in accordance with the terms and subject to the conditions of this Agreement; and

WHEREAS, the Archdiocese and the Operators and SPLP, as guarantor, have entered into that certain Lease Agreement (the “Lease”) concurrently herewith. (Capitalized but undefined terms used in this Agreement shall have the meaning set forth in the Lease.)

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the Archdiocese and the Operators hereby agree as follows:

ARTICLE I

APPOINTMENT AND EXCLUSIVITY; INTERPRETATION

1.01 Appointment. On the Commencement Date (as defined and determined in the Lease) and upon the terms and subject to the conditions of this Agreement, the Archdiocese hereby designate, appoint and retain the Operators on a sole and exclusive basis to operate and maintain the Cemeteries. In such capacity, the Operators shall have complete control of, and assume complete responsibility for, all matters relating to the operation and maintenance of the Cemeteries, subject to the terms hereof. The Operators hereby accept such designation, appointment and retention on the Commencement Date and shall discharge such responsibilities as provided herein.

1.02 Exclusivity; Non-Competition. The exclusivity and non-competition provisions of Sections 1.5 and 14.4 of the Lease are incorporated herein by reference and shall apply to this Agreement.

1.03 Interpretation. The purpose of the following provisions is to provide clarification to certain provisions of this Agreement that are necessary due to incorporation and/or cross-references to the provisions under the Lease All references in this Agreement to the Lease, including without limitation, phrases such as “consistent with the Lease,” “in accordance with the Lease,” “subject to the Lease” and similar phrases shall mean such referenced section or article of the Lease as it would apply to this Agreement except that references in the Lease to “Cemeteries” shall mean the Cemeteries as defined in this Agreement and references in the Lease to employees, contracts, assets, expenditures and other items shall mean employees, contracts, assets, expenditures and other items, as applicable, of the Cemeteries that are the subject of the terms of this Agreement. Additionally, where there is a cross reference to a provision in the Lease and that provision refers to the “Landlord” or the “Tenant,” then, to the extent necessary in the context of this Agreement, the term the “Landlord” shall be deemed to be the “Archdiocese” and the term the “Tenant” shall be deemed to be the “Operators.”

ARTICLE II

DUTIES AND RIGHTS OF THE OPERATORS

2.01 Duties of the Operators. Without limiting the generality of Section 1.01 of this Agreement and subject to any limitations set forth herein or deemed incorporated herein by reference to the Lease, the Operators shall have during the Term complete and exclusive control of, and, subject to the provisions of Articles III and X of this Agreement, shall assume responsibility for, the operation and maintenance of the Cemeteries, including, but not limited to, the following:

(a)	Maintaining the existing character of the Cemeteries and keeping in good order, condition and repair all facilities and properties within the Cemeteries, including access roads, streets, sidewalks and curbs, in a manner which is consistent with the current design and appearance of the Cemeteries and with the Standards of Care for the Catholic Cemeteries of the Archdiocese of Philadelphia annexed hereto as part of Schedule 2.01(a); provided, however, non-Catholic burials shall be permitted at the Cemeteries in accordance with and subject to Section 2.6 of the Lease;

(b)	Subject to the further conditions of Schedule 2.01(a), selling Burial Rights (as defined below) and all related Cemeteries goods, merchandise and services within the Cemeteries in a manner by which each sale of Burial Rights will be perpetual;

(c)	Performing all interments and disinterments at the Cemeteries with a right of access for such purpose through all real property comprising the Cemeteries;

(d)	Conducting all sales and completing all deliveries of cemetery goods, merchandise and services at the Cemeteries;

(e)	Managing, processing and timely paying accounts payable incurred in the operation of the Cemeteries;

(f)	Billing and collecting all accounts and notes receivable which are generated in, or which are directly related to, the operation of the Cemeteries consistent with the provisions of Section 3.2.6 of the Lease (the “Receivables”); effective as of the Commencement Date, the Archdiocese hereby assigns and transfers to Operators all of the Receivables as of the Commencement Date and agrees to provide Operators with a true and correct list showing the names of the account debtors and amounts owed as of the Commencement Date. For the sake of clarity, items included as Receivables shall be determined consistent with Section 3.2.6 of the Lease;

(g)	Maintaining complete books and records regarding the operation of the Cemeteries, including, but not limited to, sales and locations of Burial Rights, accounts reconciliation, general ledger maintenance, inventory and file maintenance and budgeting services (the “Operators’ Records”); provided, however, the Operators shall be afforded access to the Cemeteries Records consistent with Section 3.2.7 of the Lease; and provided, further, that the Archdiocese and its representatives shall have access to, and the right to audit (at Archdiocese’s expense), during normal business hours, upon reasonable request, the Operators’ records, including without limitation, records pertaining to: (a) the Merchandise Trust Funds (as hereinafter defined); (b) the Endowment Care Trust Funds (as hereinafter defined); and (c) any transactions subject to the provisions of Section 2.10 of the Lease;

(h)	Paying all costs associated with sales, management, operations and maintenance of the Cemeteries;

(i)	Paying all charges for gas, electricity, water, telephone and other utilities used or consumed in connection with the operation and maintenance of the Cemeteries during the Term;

(j)	Developing and supervising all sales and marketing programs for the Cemeteries, including engaging a public relations firm consistent with the provisions of Section 3.2.26 of the Lease;

(k)	Negotiating and entering into contracts necessary for operation of the Cemeteries, subject to any limitations set forth herein or deemed incorporated herein by reference to the Lease;

(l)	Performing the obligations of the Archdiocese under all of the contracts, agreements, leases, licenses and commitments listed on Schedule 2.01(l) of this Agreement (the “Assumed Contracts”) to the extent that such obligations arise or become due from and after the Commencement Date and are not due to any breach of any Assumed Contract by Archdiocese; the Assumed Contracts shall be assigned to and assumed by the Operators pursuant to an Assignment and Assumption Agreement to be entered into between the Operators and the Archdiocese in the form attached hereto as Exhibit 2.01(l) and delivered at the First Closing (as defined in the Lease);

(m)	Establishing and maintaining for each of the Cemeteries: (i) at which Burial Rights may be sold by Operators an endowment care trust fund (each an “Endowment Care Trust Fund”) into which deposits shall be made from Operators’ sales of Burial Rights and from which withdrawals of income may be made for endowment care of the Cemetery in accordance with Pennsylvania law, as a supplement to the endowment care funds maintained by Archdiocese for each of the Cemeteries and (ii) a merchandise trust fund (each, a “Merchandise Trust Fund”), including deposits to and withdrawals from the Merchandise Trust Funds as a result of the sale, delivery and performance of goods, merchandise and services;

(n)	Evaluating and purchasing capital equipment for the Cemeteries (“Capital Equipment Expenditures”) as may be reasonably necessary for the operation of the Cemeteries;

(o)	Consistent with Section 3.2.15 of the Lease (including, without limitation, with respect to payments due on termination), planning, developing, managing and constructing burial gardens, mausoleums and other interment facilities (“Development Capital Expenditures”);

(p)	Maintaining roads, properties and facilities at the Cemeteries (“Maintenance Capital Expenditures”);

(q)	Employing all office personnel, maintenance personnel, grounds superintendents, office supervisors, sales staff and any other full time or seasonal workers in connection with the maintenance and operation of the Cemeteries, including each of the full-time employees of the Cemeteries listed on Schedule 2.01(q) of this Agreement, consistent with Section 3.2.17 of the Lease, including with respect to compensation, benefits and the other matters described in Section 3.2.17;

(r)	Maintaining at the expense of the Operators all permits, licenses and approvals required to operate and maintain the Cemeteries;

(s)	Except for actions otherwise permitted hereunder, not taking any action knowingly inconsistent with the maintenance of the local, state and federal tax exemptions of the Cemeteries in accordance with applicable law;

(t)	Subject to the further conditions of Schedule 2.01(a) annexed hereto, operating the Cemeteries consistent with the rite of Christian funeral and Catholic burial traditions;

(u)	Designating a liaison to the Archdiocese and to assist the Archdiocese representatives on the Joint Advisory Committee with the discharge of their duties thereon in accordance with the Lease; and

(v)	Appointing a member of senior management of Operators to oversee all Cemetery operations (which may be the same person appointed pursuant to Section 3.2.23 of the Lease);

(w)	Seeking approval of the Archdiocese prior to conducting any activities at any of the Cemeteries that would be outside of normal cemetery operations including, without limitation, any activity contrary to the Code of Canon Law.

2.02 Rights of the Operators. Without limiting the generality of Section 1.01 of this Agreement and subject to the specific limitations set forth herein or deemed incorporated herein by reference to the Lease, the Operators shall have during the Term the following rights in connection with the operation and maintenance of the Cemeteries:

(a)	Subject to the further conditions of Schedule 2.01(a), the exclusive right to use of the Cemeteries for the purpose of selling burial rights in the Cemeteries of each and every type and form, including, without limitation, burial rights, entombment rights and/or columbarium rights in burial plots, grave spaces, burial gardens, crypts, niches, mausoleums, columbariums and/or other burial areas within the Cemeteries (collectively, “Burial Rights”) and all related Cemeteries goods, merchandise and services. It expressly understood and agreed that such sale of Burial Rights during the Term by the Operators shall in perpetuity and binding upon the Archdiocese. With respect to Operators’ sale of Burial Rights authorized herein, Operators’ sales agreements with purchasers of Burial Rights that have been approved by the Archdiocese pursuant to Section 1.4.2(i) of the Lease, and deeds or other evidences of ownership of Burial Rights issued by Operators to purchasers upon payment in full, may expressly recite that Archdiocese, as the owner of the Cemeteries, has authorized the sale of the Burial Rights by Operators and agreed that the sale is binding on Archdiocese in perpetuity and conveys all necessary rights pertaining thereto to the same extent as if Archdiocese had made the sale;

(b)	The right to receive cash or other proceeds from the sale of Burial Rights in the Cemeteries and from all sales of cemetery goods, merchandise and services whether or not related to the sale of Burial Rights;

(c)	The right to all benefits and entitlements of, or relating to, the Cemeteries which arise under or as a result of the Assumed Contracts;

(d)	The right to all benefits and entitlements under all of the contracts, engagements and commitments, written or oral, relating to the provision or sale by Cemeteries of at-need or pre-need cemetery goods, merchandise, properties or services, plus or minus any similar items listed on Schedule 2.02(d) of this Agreement (collectively, the “Pre-/At-Need Contracts”);

(e)	The right to the use of all of the permits of the Cemeteries necessary for the operation, maintenance or expansion of the Cemeteries, to the extent such use is permitted by law;

(f)	The right to all of the Receivables subject to the limitations of Section 3.2.6 of the Lease;

(g)	The right to take all actions reasonably necessary to perform the Operators’ duties under Section 2.01 hereof, subject to the terms and conditions of this Agreement;

(h)	The right to (a) use and include the name of the Archdiocese or any Cemetery in any fictitious or other name that Operators may adopt in conformity with and subject to the laws of the Commonwealth of Pennsylvania, and in any advertising and marketing materials, in either case in connection with the lease, use and operation of the Cemeteries, subject to the approval requirements of Section 3.2.25 of the Lease and (b) utilize, operate and maintain the web sites, domain names, telephone numbers and listings and intellectual property of the Cemeteries in connection with the use and operation of the Cemeteries;

(i)	The right to construct and maintain, or lease or license to a third party the right to construct and maintain, cell phone towers or structures for related purposes on the Cemeteries as provided in Section 2.8 of the Lease, subject to compliance with Section 2.8 of the Lease, including the approval requirements, and Section 2.10 of the Lease;

(j)	Except as otherwise provided in Article II of the Lease, the right to conduct other activities outside of normal cemetery operations at the Cemeteries, as provided in Section 2.9 of the Lease, subject to compliance with Section 2.9 of the Lease, including the approval requirements, and Section 2.10 of the Lease;

(k)	The sole and exclusive right to use and access, on an “as is, where is” basis, all of the existing equipment, furniture, tools, vehicles, buildings and furnishings of the Cemeteries without charge; and

(l)	The right to apply for certain subdivision, zoning and land use approvals, including zoning changes, variances, special exceptions, conditional use approvals, easements and/or similar permits, approvals or exceptions as may be deemed necessary by Operators in order for Operators to develop, operate and use the Cemeteries in the manner contemplated by this Agreement (collectively, “Zoning Approvals”). Archdiocese shall cooperate with Operator and sign and deliver all necessary applications and plans required to effectuate any Zoning Approvals. If applicable law requires that any action or proceeding for any Zoning Approvals be brought by, or in the name of, the Archdiocese, the Archdiocese shall join therein or permit such action or proceeding to be brought in its name.

2.03 Revenue, Cost and Expense.

(a)	All revenue derived from the sale of the Burial Rights (the “Operators’ Revenue”) shall be paid to the Operators; provided, however, that all revenue derived from the sale of cemetery goods, merchandise and services shall be paid to the Operators subject to Section 2.01(m). The cost and expense of fulfilling the duties and responsibilities of the Operators as set forth in Section 2.01 of this Agreement shall be paid by, and shall be the responsibility of, the Operators.

(b)	All revenues derived from activities that are outside the scope of normal cemetery operations shall be subject to the provisions of Section 2.10 of the Lease.

2.04 Liabilities. The Operators shall pay and perform when due all of Tenant’s Liabilities, and the Archdiocese shall pay and perform all of Landlord’s Liabilities, all in accordance with Section 3.5 of the Lease. For purposes of this Section 2.04: (i) references to the term “Cemeteries” in Section 3.5 of the Lease shall mean the Cemeteries as defined herein and (ii) without limiting the definition of “Landlord’s Liabilities,” such term shall include those environmental conditions identified on Schedule 2.04 attached hereto. This provision shall survive the Termination Date (as hereafter defined).

2.05 Real Estate Taxes and Other Taxes. The Archdiocese shall be responsible for all taxes, if any, arising as a result of the operation of the Cemeteries before the Commencement Date. On the Commencement Date, all real and personal property taxes, if any, for the year in which the Commencement Date occurs shall be prorated between the Operators and the Archdiocese on a per diem basis. During the Term, the provisions of Section 3.6 of the Lease shall govern all matters relating to real estate taxes including payment, appeals, Transfer Taxes and Rollback Taxes relating to the Cemeteries. For the avoidance of doubt, the Cemeteries listed on Exhibit A attached hereto shall be included in the term “Cemetery” and “Cemeteries”, as applicable, as used in Section 3.6 of the Lease and the First Cap and the Second Cap set forth in Section 3.6 of the Lease shall apply collectively to all of the Cemeteries covered by both the Lease and this Agreement.

2.06 Compliance with Law. During the Term, in addition to any obligations under Section 2.01, the Operators shall (a) make all repairs, replacements, alterations, additions or improvements to the Cemeteries that are required by any present or future requirement of law and (b) comply with all present and future laws, and the orders and regulations of all governmental authorities, as well as insurance carriers and underwriters, excluding the Landlord Liabilities which the Archdiocese shall be obliged to pay and perform. The Operators shall have the right to contest, by appropriate proceeding, without cost or expense to the Archdiocese, the validity or application of any requirement of law or insurance requirement that the Operators legitimately deems unduly burdensome or inappropriate, and the Archdiocese shall cooperate with the Operators in all respects in connection with any such contest.

2.07 Cooperation; Execution of Documents. The Operators shall cooperate with the Archdiocese in carrying out the intent and purposes of this Agreement. The Operators shall execute any documents reasonably necessary to permit the Archdiocese to carry out the terms and obligations set forth herein.

ARTICLE III

DUTIES AND RIGHTS OF THE ARCHDIOCESE

During the Term and with regard to the Cemeteries, the Archdiocese shall discharge the duties and enjoy the rights set forth in Article IV of the Lease.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Duly Organized and Authorized By the Parties. Operators warrant and represent that SPLP is a limited partnership and that StoneMor, StoneMor Pennsylvania and Subsidiary are limited liability companies, in each case duly organized, validly existing and in good standing under the laws of their states of formation, with all requisite power and authority to execute this Agreement and all agreements contemplated hereunder, and such action has been duly authorized by all necessary action by their respective directors, general partners, members and/or managers, as applicable. The Archdiocese warrants and represents that it possesses all requisite power and authority to execute this Agreement and all associated agreements contemplated hereunder. Each party represents and warrants that: (i) the execution, delivery and performance of this Agreement by such party has been duly and effectively authorized by, as applicable, all necessary corporate, canon and other action required of such party and no further action or consent is required in connection with such execution, delivery and performance of this Agreement by such party; and (ii) this Agreement has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.02 Execution and Delivery by the Archdiocese. Neither the execution and delivery of this Agreement by the Archdiocese nor the performance of its obligations hereunder (a) violate, conflict with or result in a breach of any law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any organizational documents (i.e., charter, bylaws, operating agreement, partnership agreement or similar document), any note, deed, lease, instrument, permit, security agreement, mortgage, commitment, contract, agreement, order, judgment, decree, license or other instrument or agreement, whether written or oral, express or implied, including, without limitation, the Assumed Contracts, to which the Archdiocese is a party or by which any of the assets of the Archdiocese are bound, or (c) result in the creation or imposition of any liens with respect to the Cemeteries or their assets, except as provided herein.

4.03 Documents and Other Information Furnished By the Parties. The Archdiocese and the Operators warrant and represent to each other that all material documents and other material information (including, without limitation, financial information) provided by them to the other as listed on Schedule 4.03 are materially correct and complete and do not contain any material misstatements or omit to state material facts necessary to make the information not misleading.

4.04 Title; Legal Compliance; Pending and Future Assessments. The Archdiocese hereby represents and warrants to the Operators that except as set forth on Schedule 4.04 (a) the Archdiocese is the sole fee owner of the Cemeteries, (b) to the Archdiocese’s knowledge, the Cemeteries comply, in all material respects, with all applicable zoning and environmental laws and regulations, all fire codes and all other federal, state and local rules, regulations, laws, statutes and ordinances and (c) the Archdiocese has no knowledge of any pending or future assessments or special real estate taxes against the Cemeteries.

4.05 Violations. The Archdiocese hereby warrants and represents to the Operators that the Archdiocese has received no notice of any violations of law or record affecting the Cemeteries that remain outstanding or unresolved. Notwithstanding anything to the contrary contained in this Agreement, except to the extent caused by the Operators, its agents, contractors and employees, the Archdiocese shall cure, at the Archdiocese’s expense, and pay all fines, interest and penalties with respect to, any violations affecting the Cemeteries that exist prior to or as of the Commencement Date, whether or not noticed or of record as of the Commencement Date or thereafter.

4.06 Use; Restrictions; Lawsuits; Notice of Condemnation. The Archdiocese represents and warrants to the Operators that, except as set forth on Schedule 4.06: (a) to the knowledge of the Archdiocese, the current use of the Cemeteries is permitted by applicable law and, if applicable, the certificate(s) of occupancy for the Cemeteries, including without limitation, Improvements, (b) there are no restrictions of record (including, without limitation, declarations, covenants, easements, ground leases and/or mortgages) which would prohibit, interfere with, restrict or otherwise impair Operators’ ability to use the Cemeteries in substantially the same manner currently being used by the Archdiocese, and the Archdiocese covenants and agrees that it shall not permit or suffer any such restrictions which would prohibit, interfere with, restrict or otherwise impair Operators’ ability to use the Cemeteries for such uses, (c) the Archdiocese has not received any notice of any actual or threatened action, litigation, or proceeding by any organization, person, individual or governmental agency against the Cemeteries or the Archdiocese that would impact the current uses, (d) the Archdiocese has received no written notice of any pending or threatened taking or condemnation of the Cemeteries or any portion thereof, and (e) except for the Permitted Exceptions, the Cemeteries are free and clear of any leases, tenancies or claims of parties in possession. The Archdiocese covenants that, at all times throughout the Term, it shall not interfere with, restrict or otherwise impair Operators’ ability to use the Cemeteries for the uses contemplated hereunder.

4.07 Assumed Contracts. The Assumed Contracts set forth on Schedule 2.01(l) constitute all of the contracts and agreements to which the Cemeteries are a party or by which the Cemeteries are bound or which are used in the operation of the Cemeteries. The Assumed Contracts are valid, binding and enforceable in accordance with their respective terms and are in full force and effect and no party is in breach thereof in any material respect. The Pre-/At-Need Contracts relate only to the sale of burial plots and mausoleums and none of such contracts represent an obligation to provide goods, merchandise or services on a pre-need basis.

4.08 Survival. All representations and warranties shall survive the Commencement Date for a period of three (3) years, except that (i) representations and warranties in Section 4.04 or relating to title or taxes shall survive the Commencement Date for a period of five (5) years, (ii) representations and warranties relating to environmental matters shall survive the Commencement Date for a period of ten (10) years and (iii) representations and warranties in Section 4.01 shall survive until the expiration of the applicable statute of limitations plus sixty (60) days. Claims based upon fraud or intentional misrepresentation shall survive the Commencement Date for the period provided by applicable law.

4.09 Completeness. All representations and warranties made by the Archdiocese or Operator in this Agreement and in all Officer’s Certificates delivered pursuant hereto, are, and as of the Commencement Date shall be, true, accurate and complete in all material respects. NEITHER PARTY MAKES ANY ADDITIONAL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

4.10 Disclosures. To the extent that any information is specifically disclosed in any section or part of any Schedule attached to this Agreement, it shall be deemed disclosed for the purposes of other sections of this Agreement, and not just for the limited purpose of the particular section or part of the Schedule, to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other sections of this Agreement.

ARTICLE V

CONSIDERATION

The Archdiocese and the Operators shall perform their respective duties, obligations and/or responsibilities in accordance with this Agreement. Except as otherwise provided herein, no other consideration shall be paid by the Operators to the Archdiocese or by the Archdiocese to the Operators.

ARTICLE VI

COMMENCEMENT DATE AND CONDITIONS

This Agreement shall be subject to satisfaction of the Tenant’s Pre-Commencement Conditions and the Landlord’s Pre-Commencement Conditions set forth at Section 1.4 of the Lease (or the waiver of such conditions in accordance with the terms of the Lease), and shall commence on the Commencement Date as provided therein (unless terminated as provided in the following sentence). If the Lease is terminated by Landlord or Tenant pursuant to Section 1.4 of the Lease or by mutual written consent, this Agreement shall be deemed null and void and the parties shall have no further obligations to each other arising under this Agreement, except to the extent that any such obligations survive the expiration or earlier termination of this Agreement and except that no party shall be relieved of any liability for any intentional breach of any provision of this Agreement. Notwithstanding anything to the contrary contained herein, the Archdiocese shall not be responsible for any Termination Costs due to a termination of this Agreement in connection with the termination of the Lease in accordance with Section 1.4 of the Lease.

ARTICLE VII

TERM OF AGREEMENT

The term of this Agreement shall begin on the Commencement Date and shall end on the earlier of (a) the last day of the month on which the sixtieth (60th) anniversary of the Commencement Date occurs , (b) the date on which the Lease is terminated in accordance with the Lease or (c) the date this Agreement is terminated in accordance with Section 11.03 of this Agreement (the “Termination Date”).

ARTICLE VIII

CONFIDENTIALITY

In connection with the performance of the obligations hereunder, each party shall be subject to the provisions of Article X of the Lease regarding confidentiality.

ARTICLE IX

INSURANCE

The Archdiocese and the Operators shall maintain insurance with regard to the Cemeteries in accordance with Article VI of the Lease. For the avoidance of doubt, the insurance required to be maintained on the Cemeteries under this Agreement shall be the same coverage as is required to be maintained on the Cemeteries (as such term is defined in the Lease).

ARTICLE X

RELATIONSHIP BETWEEN THE PARTIES

10.01 Independent Contractor. The Archdiocese and the Operators are independent contracting parties. Nothing in this Agreement shall be construed to create between the parties a relationship of principal and agent, employer and employee, partners or joint venturers. Neither the Archdiocese nor the Operators shall have any right, power or authority to act for or enter into binding agreements on behalf of the other party unless expressly authorized in this Agreement.

10.02 No Assumption of Liability for Negligence or Intentional or Willful Misconduct.

(a)	Nothing herein shall be construed to be an assumption of any liability by the Operators for the acts or omissions of the Archdiocese resulting in claims, injury or damages, including attorneys’ fees and costs arising from the Archdiocese’s or its agents’ negligence or intentional or willful misconduct. This covenant shall survive termination of this Agreement.

(b)	Nothing herein shall be construed to be an assumption of any liability by the Archdiocese for the acts or omissions of the Operators resulting in claims, injury or damages, including attorneys’ fees and costs, arising from Operators’ or their agents’ negligence or intentional or willful misconduct. This covenant shall survive termination of this Agreement.

ARTICLE XI

RESOLUTION OF CONFLICT; TERMINATION

11.01 Default. Each of the events of default set forth in 9.1 shall constitute an event of default under this Agreement.

11.02 Resolution of Disputes Including Default. In the event of a dispute including an alleged breach of or default under the terms or conditions of this Agreement by either party, Section 9.2 of the Lease shall apply to such dispute.

11.03 Termination. Except with respect to provisions that expressly survive the termination of this Agreement, this Agreement may be terminated in accordance with the procedures set forth in Section 9.2.1 of the Lease.

11.04 Termination Costs. Upon the earlier termination of this Agreement pursuant to the provisions of Section 9.2.1(d) of the Lease or Section 11.03 of this Agreement, the provisions set forth under Section 9.3.2 of the Lease shall apply. For avoidance of doubt, the provisions of Section 9.3.2 of the Lease shall include amounts relating to the Cemeteries. To the extent a party has the right to seek equitable relief, monetary damages or any other remedies due to a default by another party under the Lease, it shall have those same rights under this Agreement with respect to a default by another party hereto.

11.05 Effect of Termination. On and after the Termination Date, the following shall occur:

(a)

Upon the Termination Date, this Agreement shall become void and have no effect, without any further liability on the part of any of the parties, except for the provisions of this Article XI and Articles III (but only with respect to the provisions of Section 4.4 of the Lease which are made applicable to this Agreement pursuant to Article III), IV, VIII, IX (but only with respect to a party’s right to make claims under insurance policies maintained for its benefit), X, XII and XIII and Sections 2.02(a) (second sentence only), 2.04, 2.05, 15.02, 15.03, 15.05, 15.06, 15.07, 15.09, 15.10, 15.12, 5.13 and 15.14, all of which shall survive termination of this Agreement, except that no party shall be relieved from any liability for any breach of any provision of this

Agreement. Notwithstanding anything contained in this Section 11.05(a) to the contrary, any specific time period set forth in this Agreement, whether for the survival of a representation or warranty or otherwise (or deemed incorporated into this Agreement by reference to the Lease) shall remain unchanged;

(b)	Operators shall provide to the Archdiocese as promptly as practicable after the Termination Date (but in no event more than ten (10) days after the Termination Date) the following:

(1)	Operators shall assign to the Archdiocese, free and clear of all liens and encumbrances, all of the contracts, agreements, leases, licenses, commitments and permits related to the Cemeteries, to the extent assignable, but excluding the Pre-/At-Need Contracts (which shall be retained by Operators and performed in accordance with Section 9.5 of the Lease), all as of the Termination Date, and the Archdiocese shall assume such obligations.

(2)	Operators shall deliver either originals or copies of the Operators’ Records to the Archdiocese.

(3)	Operators shall transfer to the Archdiocese clear and valid title to, and possession of, all property and equipment at the Cemeteries purchased as Capital Equipment Expenditures, Development Capital Expenditures and Maintenance Capital Expenditures, provided, however, that Operators may retain ownership and possession of any personal property (x) that has not been fully amortized pursuant to the provisions of Section 9.3.2(c) of the Lease and (y) with respect to which the Archdiocese, regardless of whether required to or not under the Lease, has not paid or reimbursed Operators for the unamortized cost thereof as calculated pursuant to Section 9.3.2(c) of the Lease (it being, understood, however, that the Archdiocese shall be entitled (without the payment of any money therefor) to any property and equipment at the Cemeteries purchased as Capital Equipment Expenditures if they have been fully amortized).

(4)	Operators shall transfer to the Archdiocese control of the Endowment Care Trust Funds as promptly as practicable (but in no event more than ten (10) business days) after the Archdiocese has paid to Operators, or made arrangements to pay to Operators (acceptable to Operators in its sole and absolute discretion), the balance of the Termination Costs; provided, however, that prior to such transfer, Operators shall transfer current income from the Endowment Care Trust Funds to the Archdiocese.

(c)	The Operators shall terminate, withdraw and cancel any mortgage, memorandum or other document recorded pursuant to Section 15.08 of this Agreement upon payment of the amounts provided in Section 9.3.2 of the Lease and satisfaction of any further requirement of a final decision pursuant to Section 9.2.1(d) of the Lease.

(d)	On the Termination Date, Operators shall return the Cemeteries to the Archdiocese maintained in the condition required by Section 2.01(a) and Section 2.01(n), and in at least as favorable condition as existed as of the Commencement Date in all material respects except for (i) the sale of Burial Rights and interments pursuant thereto and (ii) ordinary wear and tear.

(e)	On the Termination Date, Operators shall retain: (i) all Pre-/at-Need Contracts (which shall be performed in accordance with Section 9.5 of the Lease); (ii) all Receivables as of the Termination Date; and (iii) all Merchandise Trust Funds, subject to Operators’ underlying obligations related to the establishment of such Merchandise Trust Funds and Landlord’s obligations under Section 9.5 of the Lease.

(f)	Once it becomes reasonably certain that a Termination Date will occur within the next ninety (90) days, Operators and the Archdiocese agree to mutually cooperate with one another in taking all reasonable action to ensure a smooth and orderly transition of the Cemeteries and the maintenance, care and operation thereof. Without limiting the generality of the foregoing, the parties shall review the equipment of the Cemeteries and the unamortized cost thereof as of the Termination Date, to determine whether additional equipment is reasonably necessary for the operation of the Cemeteries after the Termination Date.

11.06 Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.07 Performance of Pre-/At-Need Contracts. The provisions of Section 9.5 of the Lease shall be applicable to the Pre-/At-Need Contracts under this Agreement.

ARTICLE XII

INDEMNIFICATION

12.01 By Operators. Operators agree to indemnify and hold the Archdiocese harmless from and against any and all claims, demands, charges, losses, damages, liabilities and obligations (including without limitation reasonable attorneys’ and accountants’ fees and other costs and expenses incurred as an incident thereto) arising out of, based on or relating to the Tenant’s Liabilities (as described in Section 2.04) or performance or breach of the Operators’ obligations under this Agreement or the breach of Operators’ representations and warranties, including, without limitation, any injuries to Operators’ representatives, agents and consultants entering upon the Cemeteries to conduct reviews, inspections and tests as provided in the last paragraph of Section 1.4.1 of the Lease and any damage that may be caused by such tests, except that Operators shall not be liable for any pre-existing conditions or contamination.

12.02 By the Archdiocese. The Archdiocese agrees to indemnify and hold Operators and their Affiliates, successors and assigns harmless from and against any and all claims, demands, charges, losses, damages, liabilities and obligations (including without limitation reasonable attorneys’ and accountants’ fees and other costs and expenses incurred as an incident thereto) arising out of, based on or relating to the Landlord’s Liabilities (as described in Section 2.04) or performance or breach of the Archdiocese’s obligations under this Agreement or the breach of the Archdiocese’s representations and warranties; provided, however, that any indemnification by the Archdiocese for environmental matters shall be governed by Section 12.1 of the Lease.

The provisions of this Article XII shall survive the expiration or earlier termination of this Agreement.

ARTICLE XIII

ENVIRONMENTAL

13.01 Environmental Matters. The provisions contained in Article XII of the Lease, including, without limitation, the indemnification rights and obligations set forth therein, shall apply to the Cemeteries to the same extent they apply to the Cemeteries (as such term is defined in the Lease).

ARTICLE XIV

CASUALTY OR UNDERTAKING

14.01 Casualty and Eminent Domain. The provisions of Sections 8.1 and 8.2 of the Lease shall be applicable to the Cemeteries subject to this Agreement.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.01 Expenses. The Archdiocese shall pay the expenses incurred by the Archdiocese, and the Operators shall pay the expenses incurred by the Operators, in connection with this Agreement and the transactions contemplated hereby.

15.02 Entire Agreement. This Agreement, and the Exhibits and Schedules attached hereto, and the Transaction Documents, state the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. Each party agrees and acknowledges that it is not relying on any representations or warranties of the other party except as set forth herein.

15.03 Notices. All notices, demands, requests or other communications shall be provided in accordance with Section 14.2 of the Lease. Without limiting the generality of the foregoing, the provisions set forth in Section 14.2 of the Lease pertaining to the obtaining of the consent of a party shall apply to this Agreement.

15.04 Successors and Assigns. This Agreement is unique and specific to the Cemeteries and to the Operators and may not be assigned (including through operation of law or change in control) except in accordance with the provisions of Section 14.1 of the Lease.

15.05 Governing Law and Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of laws. This Agreement may be amended only by an agreement in writing executed by all of the parties hereto. No party shall be deemed in any way or for any purpose, to have become, by the execution of this Agreement or any action taken thereunder, a partner of any other party in its business or otherwise a joint venturer or member of any enterprise of any other party. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Agreement. Unless repugnant to the context, the words “Operators” and “Archdiocese” appearing in this Agreement shall be construed to mean those names above and their respective permitted successors and permitted assigns, and those claiming through or under them respectively. No provision of this Agreement or any Transaction Document will be interpreted in favor of, or against, any of the parties to this Agreement or any Transaction Document, as applicable, by reason of the extent to which any such party or its counsel participated in the drafting hereof or thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

15.06 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any third person or entity any rights or remedies under or by reason of this Agreement.

15.07 Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. The illegality or unenforceability of any provision of this Agreement shall not affect the legality or enforceability of any other provision in this Agreement.

15.08 Memorandum of Agreement. If requested by either party, the Archdiocese and the Operators shall execute and deliver a mutually acceptable memorandum of this Agreement or other document in recordable form as required by the Title Company for the purpose of recording the interest of the Operators in the Cemeteries during the Term. Such memorandum or document shall be amended as required from time to time to cover the additional tracts comprising the Cemeteries. The memorandum or other document shall not in any circumstance be deemed to modify or to change any of the provisions of this Agreement; provided, however, that in the event that the Operators record any such memorandum or other document in any government office, the Operators shall terminate, withdraw and cancel such recorded memorandum or other document upon termination in accordance with Section 11.05(c)11.05(c) of this Agreement. Operators on the one hand and the Archdiocese on the other hand shall share equally any and all costs or recording charges (including, without limitation, transfer taxes, if any, subject to Section 3.6.6 of the Lease) payable in connection with the recording of the Memorandum of Lease.

15.09 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

15.10 Waiver of Trial by Jury. Operators and the Archdiocese do hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other, upon any matters whatsoever arising out of or in any way connected with this Agreement, Operators’ use or management of the Cemeteries, and/or any claim of injury or damage.

15.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

15.12 Guaranty. SPLP hereby joins this Agreement solely for the purposes of fully guarantying the payment and performance of all of Operators’ obligations under this Agreement including, without limitation, any monetary damages. In accordance therewith, SPLP hereby guarantees to the Archdiocese and its successors and assigns and agrees to pay, if Operators fail to do so, any monetary obligations and monetary damages owed by Operators or any of them in accordance with the terms and conditions of this Agreement, and to otherwise perform Operators’ obligations in each and every situation where Operators fail to do so.

15.13 Nature of Obligations of Parties. The obligations of the Operators under this Agreement shall be joint and several.

15.14 Broker. Each party represents to the other that such party has dealt with no broker in connection with this Agreement, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker who alleges that it has dealt with the indemnifying party in connection with this Agreement. The provisions of this Section shall survive the expiration or termination of this Agreement.

15.15 Schedules. Archdiocese shall prepare drafts of the uncompleted Schedules to this Agreement and deliver such draft Schedules to Operators on or before October 8, 2013. The parties shall negotiate in good faith to reach mutual agreement on the final Schedules on or before October 28, 2013.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARCHDIOCESE OF PHILADELPHIA

By:	/s/ Daniel J. Kutys
Name:	Monsignor Daniel J. Kutys
Title:	Moderator of the Curia, Attorney-in-fact for Most Reverend Charles J. Chaput, O.F.M., Cap, Archbishop of Philadelphia

STONEMOR OPERATING LLC A Delaware limited liability company

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	Chairman

STONEMOR PENNSYLVANIA LLC A Pennsylvania limited liability company

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	Chairman

STONEMOR PENNSYLVANIA SUBSIDIARY LLC A Pennsylvania limited liability company

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	Chairman

[signatures continued on next page]

SPLP, solely in its capacity as guarantor STONEMOR PARTNERS L.P. A Delaware limited partnership

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	Chairman